                                                                    EXHIBIT 2.14

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                        DLR COAL CO. AND DLR MINING, INC.

                                       AND

                           AMFIRE MINING COMPANY, LLC

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                                TABLE OF CONTENTS

ARTICLE I - DEFINITIONS.......................................................................................    1

ARTICLE II - PURCHASE AND SALE OF ASSETS......................................................................   12
         2.1      Assets to be Acquired.......................................................................   12
         2.2      Excluded Assets.............................................................................   14
         2.3      Assumed Liabilities.........................................................................   14
         2.4      Retained Liabilities........................................................................   15
         2.5      Consideration...............................................................................   15
         2.6      Escrow......................................................................................   15
         2.7      Parts, Fuel and Supplies Inventory Adjustment...............................................   15
         2.8      Bills of Sale, Assignment and Assumption Agreements, Conveyance Deeds and Other Documents...   16
         2.9      Assumption of Liabilities...................................................................   16
         2.10     Proration of Liabilities....................................................................   16
         2.11     Additional Documents........................................................................   16
         2.12     Allocation of Purchase Price................................................................   16
         2.13     Closing.....................................................................................   17

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE TRANSACTION..............................   17
         3.1      Organization of the Sellers.................................................................   17
         3.2      Authorization of Transaction................................................................   18
         3.3      Noncontravention............................................................................   18
         3.4      Brokers' Fees...............................................................................   19
         3.5      Buyer's Breach of Representation or Warranty................................................   19
         3.6      Disclosure..................................................................................   19

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE BUYER REGARDING THE TRANSACTION............................   19
         4.1      Organization................................................................................   19
         4.2      Authorization of Transaction................................................................   19
         4.3      Noncontravention............................................................................   20
         4.4      Brokers' Fees...............................................................................   20
         4.5      Disclosure..................................................................................   20

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE ASSETS.....................................   20
         5.1      Absence of Changes..........................................................................   20
         5.2      Financial Statements........................................................................   22
         5.3      Real Property...............................................................................   22
         5.4      Sufficiency of the Assets; Title of the Assets..............................................   23
         5.5      Intellectual Property.......................................................................   24

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
         5.6      Permits and Environmental Compliance........................................................   24
         5.7      Reclamation Bonds...........................................................................   26
         5.8      Contracts...................................................................................   27
         5.9      Litigation..................................................................................   27
         5.10     Employee Benefits...........................................................................   28
         5.11     Taxes.......................................................................................   30
         5.12     Employment Matters..........................................................................   30
         5.13     Health and Safety Requirements..............................................................   31
         5.14     Restrictions on Business Activities.........................................................   31
         5.15     Powers of Attorney..........................................................................   31
         5.16     Absence of Certain Payments.................................................................   31
         5.17     Insurance...................................................................................   32
         5.18     Undisclosed Liabilities.....................................................................   32
         5.19     Parts, Fuel and Supplies Inventory..........................................................   32

ARTICLE VI - COVENANTS OF THE PARTIES.........................................................................   32
         6.1      Operation in Ordinary Course................................................................   32
         6.2      Compliance with Law.........................................................................   32
         6.3      Cooperation.................................................................................   32
         6.4      Notices and Consents........................................................................   33
         6.5      Publicity...................................................................................   33
         6.6      Permits; Replacement Bonds; Insurance and Guarantees; Other Filings.........................   33
         6.7      Exclusivity.................................................................................   35
         6.8      Access......................................................................................   35
         6.9      Notice of Developments......................................................................   35
         6.10     Further Assurances..........................................................................   35
         6.11     Cooperation on Financial Information........................................................   36
         6.12     Payment of Liabilities......................................................................   37

ARTICLE VII - CONDITIONS PRECEDENT............................................................................   37
         7.1      Conditions Precedent to Each Party's Obligations............................................   37
         7.2      Conditions Precedent to Obligations of the Buyer............................................   38
         7.3      Conditions Precedent to Obligations of the Sellers..........................................   39

ARTICLE VIII - REMEDIES FOR BREACHES OF AGREEMENT.............................................................   40
         8.1      Survival of Representations, Warranties and Certain Covenants...............................   40
         8.2      Indemnification Provisions for Benefit of the Buyer.........................................   41
         8.3      Indemnification Provisions for Benefit of the Sellers.......................................   42
         8.4      Matters Involving Third Parties.............................................................   42
         8.5      Tax Treatment of Indemnity Payments.........................................................   43
         8.6      Subrogation and Insurance Proceeds..........................................................   43
         8.7      Escrow Claims Not Exclusive.................................................................   44
         8.8      Determination of Amount of Adverse Consequences.............................................   44

ARTICLE IX - CERTAIN TAX MATTERS..............................................................................   44
         9.1      Property Taxes..............................................................................   44
         9.2      Transfer Taxes..............................................................................   44

                                       ii

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
         9.3      Access for Tax Returns......................................................................   45
         9.4      Sales and Use Tax...........................................................................   46

ARTICLE X - COVENANTS REGARDING EMPLOYEES.....................................................................   45
         10.1     Employees...................................................................................   45

ARTICLE XI - TERMINATION......................................................................................   45
         11.1     Termination.................................................................................   45
         11.2     Effect of Termination.......................................................................   46

ARTICLE XII - MISCELLANEOUS...................................................................................   47
         12.1     Entire Agreement............................................................................   47
         12.2     Amendment...................................................................................   47
         12.3     Extension; Waiver...........................................................................   47
         12.4     Expenses....................................................................................   47
         12.5     Bulk Sales Waiver...........................................................................   47
         12.6     Governing Law...............................................................................   47
         12.7     Assignment..................................................................................   47
         12.8     Notices.....................................................................................   48
         12.9     Counterparts; Headings......................................................................   49
         12.10    Interpretation; Construction................................................................   49
         12.11    Severability................................................................................   49
         12.12    No Reliance or Third Party Beneficiaries....................................................   49
         12.13    Arbitration.................................................................................   49
         12.14    Attorneys' Fees.............................................................................   50
         12.15    Right to Specific Performance...............................................................   50
         12.16    Further Actions.............................................................................   50
         12.17    Time........................................................................................   50
         12.18    Certain Damages.............................................................................   50
         12.19    Seller Representative.......................................................................   50

                      EXHIBIT A BUYER CLOSING CERTIFICATE
                           EXHIBIT B ESCROW AGREEMENT
                     EXHIBIT C SELLERS CLOSING CERTIFICATE
                      EXHIBIT D NON-COMPETITION AGREEMENT
                   EXHIBIT EOPINION OF COUNSEL OF THE SELLERS
                   EXHIBIT F OPINION OF COUNSEL OF THE BUYER

                              DISCLOSURE SCHEDULE

                                      iii

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                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT ("Agreement") is dated October 29, 2003, by and among DLR Coal Co. ("DLR Coal"), a Pennsylvania general partnership and DLR Mining, Inc., a Pennsylvania corporation ("DLR Mining") (DLR Coal and DLR Mining being individually, collectively and jointly and severally referred to as the "Sellers"); and AMFIRE Mining Company, LLC, a Delaware limited liability company (the "Buyer").

                  NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this ARTICLE I.

                  "Adverse Consequences" means, without duplication, all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

                  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" means the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise.

                  "Assets" has the meaning set forth in SECTION 2.1.

                  "Assumed Liabilities" has the meaning set forth in SECTION
2.3.

                  "Audited Closing Date Financial Statements" has the meaning set forth in SECTION 6.11(a).

                  "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or would be reasonably likely to form the foundation for any specified consequence.

                  "Books and Records" means the original or true and complete copies of all of the books and records of the Sellers, including, but not limited to, customer lists, employee records for those Employees hired by the Buyer immediately following the Closing Date, purchase orders and invoices, sales orders and sales order log books, credit and collection records, plats, drawings and specifications, environmental and mining reports and studies, correspondence and miscellaneous records with respect to customers and supply sources, lessors and lessees, maps, core logs, production reports, any records required by any Laws, including, without limitation, any mining Laws, advertising and marketing materials, equipment logs, engineering data, equipment maintenance records and all other general correspondence, records, books and files owned by the Sellers, but excluding any and all Tax Returns, books and records relating to the Retained Liabilities and corporate records of the Sellers.

                  "Business" means the mining, processing and sale of coal and coal related products produced by Sellers using the Assets in the Commonwealth of Pennsylvania.

                  "Business Day" means any day other than a Saturday, a Sunday or a United States federal or Pennsylvania banking holiday.

                  "Buyer Closing Certificate" means the certificate of the Buyer substantially in the form of EXHIBIT A attached to this Agreement.

                  "Buyer Indemnitees" means, collectively, the Buyer and its Affiliates, and the officers, directors, employees and agents of the Buyer and their Affiliates.

                  "CERCLA" has the meaning set forth in the definition of "Environmental Laws."

                  "CERCLIS" has the meaning set forth in SECTION 5.6(g).

                  "Claim Notice" has the meaning set forth in SECTION 8.4.

                  "Closing" means the closing of the transactions contemplated by this Agreement.

                  "Closing Date" means the date of the Closing.

                  "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

                  "Code" means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, as amended, and any reference to a section of the Code shall include any successor section or provision of the Code.

                  "Contaminated" or "Contamination" means the presence of one or more Hazardous Substances in such quantity or concentration as to: (i) violate any Environmental

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Law; (ii) require disclosure to any Governmental Authority; (iii) require remediation or removal; (iv) interfere with or prevent the customary use of the Real Property owned by the Sellers or included in the Assets; or (v) create any Liability to fund the clean up of the Real Property.

                  "Contracts" shall mean all of the contracts or agreements, written and oral, of the Sellers relating to the Assets or the Business.

                  "Decree" means any injunction, judgment, order, decree or ruling of any applicable Governmental Authority.

                  "Disclosure Schedule" means the disclosure schedules delivered by the Sellers to the Buyer and by the Buyer to the Sellers, as the case may be, concurrently with the execution and delivery of this Agreement. The information contained in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of the Sellers as set forth in this Agreement, or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. The Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered Sections contained in this Agreement and statements in the Disclosure Schedule, and those in any supplement thereto, relate only to the provisions on the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

                  "Dispute" has the meaning set forth in SECTION 12.13.

                  "Employee" means any Person (i) employed by and rendering personal services for the Sellers, (ii) receiving short-term or long-term disability benefits from the Sellers under an Employee Benefit Plan, (iii) on vacation or an approved leave of absence, or (iv) off work and receiving or eligible to receive benefits under a Workers' Compensation Act. The term "current and former Employees" means any Persons who fall within the term Employee at any time prior to the Closing.

                  "Employee Benefit Plans" shall have the meaning set forth in
SECTION 5.10(a).

                  "Encumbrances" means any charge, claim, community or other marital property interest, right of way, easement, encroachment, servitude, right of first option, right of first refusal, restriction on use, mortgage, pledge, lien, encumbrance, receipt of income, charge, restriction on transfer, other security or equity interest, or defect in title.

                  "Environment" means surface or ground water, water supply, soil or the ambient air.

                  "Environmental Laws" means collectively, all Laws that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, or of natural resources, including, without limitation, (i) Laws applicable to Mining Activities or

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related activities; and (ii) all Reclamation Laws, (b) the generation, handling, treatment, storage, disposal or transportation of waste materials, (c) the regulation of or exposure to Hazardous Substances, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et. Seq. ("CERCLA") or Section 103 of the Pennsylvania Hazardous Sites Cleanup Act, Pa. Stat. Ann. tit. 35 ` 6020.103, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 et. seq. ("RCRA"), the Clean Air Act,
42 U.S.C. Sections 7401 et. seq., the Clean Water Act, 33 U.S.C. Sections 1251 et. seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et. seq. and the Emergency Planning and Community Right to Know Act, 42 U.S.C. Sections 11001 et. seq or Section 103 of the Pennsylvania Solid Waste Management Act, Pa. Stat. Ann. tit. 35 ` 6018.103; or regulated under the Pennsylvania Clean Streams Law, Pa. Stat. Ann. tit. 35 ` 691.1 - 691.1001.

                  "Environmental Matter" means any assertion of a violation, claim, Decree or directive by any Governmental Authority or any other Person for personal injury, damage to property or the Environment, nuisance, Contamination or other adverse effects on the Environment, or for damages or restrictions resulting from or related to (i) the operation of the Business or any predecessor or the ownership, use or operation at or on any Real Property, Assets or other assets owned, operated or leased by the Sellers or any predecessor; or (ii) the existence or the continuation of a Release of, or exposure to, or the transportation, storage or treatment of any Hazardous Substance into the Environment from or related to any Real Property, Assets or assets currently or formerly owned, operated or leased by the Sellers or any activities on or operations thereof.

                  "Environmental or Response Action" means all actions required
(i) to clean up, remove, treat or in any other way address any Hazardous Substance or other substance; (ii) to prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substance or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor Environment; (iii) to perform pre-remedial studies and investigations or post-remedial monitoring and care; (iv) to bring facilities on any Real Property currently or formerly owned, operated or leased by the Sellers and the facilities located and operations conducted thereon into compliance with all Environmental Laws and Reclamation Laws and all permits and other authorizations, and the filing of all notifications and reports required under any Environmental Laws; or (v) for the purpose of environmental protection of any Real Property currently or formerly owned, operated or leased by the Sellers.

                  "EPA" has the meaning set forth in SECTION 5.6(d).

                  "Equipment" means the material tangible machinery, vehicles, equipment, office equipment, computer hardware, supplies, materials, furniture, fixtures, furnishings, trailers, tools, parts and other personal property of every kind owned or leased by the Sellers (wherever located and whether or not carried on the Sellers' books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means any trade or business (whether or not incorporated) that is part of the same controlled group as, or under common control with, or part of an affiliated service group that includes, any of the Sellers, within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

                  "Escrow Agent" shall mean a national banking association acceptable to the Sellers and the Buyer selected as escrow agent pursuant to the Escrow Agreement.

                  "Escrow Agreement" shall mean the Escrow Agreement among the Sellers, S&M, Mears the Buyer and the Escrow Agent, which shall be substantially in the form of EXHIBIT B.

                  "Escrowed Amount" has the meaning set forth in SECTION 2.6.

                  "Excluded Assets" has the meaning set forth in SECTION 2.2.

                  "Final Allocation Schedule" has the meaning set forth in
SECTION 2.12.

                  "Financial Statements" has the meaning set forth in SECTION
5.2.

                  "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

                  "Governmental Authority" means any agency, authority, board, bureau, commission, court, tribunal, department, office or instrumentality of any nature whatsoever or any governmental unit, whether federal, state, county, district, city, other political subdivision, or taxing district, foreign or otherwise, and whether now or hereafter in existence, or any officer or official thereof acting in an official capacity.

                  "Hazardous Substances" means any substance, chemical, waste, solid, material, pollutant or contaminant that is defined or listed as hazardous or toxic under any applicable Environmental Laws. Without limiting the generality of the foregoing, it shall also include mine drainage, any radioactive material, including any naturally-occurring radioactive material, and any source, special or by-product material as defined in 42 U.S.C. 2011, et seq., any amendments or authorizations thereof, any asbestos-containing materials in any form or condition, any polychlorinated biphenyls in any form or condition, radioactive waste, condensate, or derivatives or byproducts thereof or oil and petroleum products or by products and constituents thereof.

                  "Health and Safety Requirements" means all applicable federal, state, local and foreign Laws concerning public health and safety and worker health and safety each as in effect as of the Closing Date, other than Environmental Laws.

                  "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended, and all rules and regulations thereunder.

                  "Indemnifying Party" has the meaning set forth in SECTION 8.4.

                  "Initial Filing" has the meaning set forth in SECTION 6.6(b).

                  "Insurance Policies" means those policies of insurance, including any arrangements for self-insurance, that the Sellers or any of their Affiliates maintained with respect to the Business and the Assets for periods on or prior to Closing.

                  "Intellectual Property" means all of the Sellers' names, assumed fictitious business names, tradenames, registered and unregistered trademarks, service marks, patents and copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing) technology, logos, trade secrets, confidential information related to the Contributed Interests, inventions, know-how, designs, technical data, drawings, customer and supplier lists, pricing and cost information, or computer programs and processes and all goodwill associated therewith and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions owned or licensed or leased by Sellers.

                  "Knowledge" shall mean the following:

                           An individual will be deemed to have "Knowledge" of a
                  particular fact or other matter if: (a) that individual is actually aware of that fact or matter; or (b) a prudent individual could be expected to discovery or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

                           A Person (other than an individual) will be deemed to
                  have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

                  "Law" means any statute, code, ordinance or regulation of any applicable Governmental Authority.

                  "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, any liability for Taxes.

                  "Material Adverse Effect" means any event, change or occurrence that individually, or together with any other event, change or occurrence, has a material adverse impact on the Business, Assets, financial condition or results of operations, taken as a whole, without regard to the duration of such material adverse impact.

                  "MD&A Disclosure" means any "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure (required by Item 303 of Regulation S-K promulgated by the SEC (or any successor rule or regulation of the SEC)) to be prepared for the fiscal years covered by the audited Financial Statements and the period covered by the Audited Closing Date Financial Statements.

                  "Mears Purchase Agreement" means that certain asset purchase agreement between Mears Enterprises and Buyer of even date herewith pursuant to which Buyer will acquire certain assets of Mears Enterprises.

                  "Mears Enterprises" means Mears Enterprises, Inc., a Pennsylvania corporation.

                  "Mining Activities" means those activities of the Sellers related to the Assets that involve surface mining, underground mining and auger mining, processing, sale or transporting of coal and coal by-products. For the purpose of this definition, "Mining Activities" shall include, without limitation, any activities defined under the Surface Mining Control and Reclamation Act of 1977, as amended, as "surface coal mining operations" and any activities defined under Pennsylvania Surface Mining Conservation and Reclamation Act, as amended, as "surface coal mining operations".

                  "Most Recent Financial Statements" has the meaning set forth in SECTION 5.2.

                  "Most Recent Fiscal Month End" has the meaning set forth in
SECTION 5.2.

                  "Most Recent Fiscal Year End" has the meaning set forth in
SECTION 5.2.

                  "MSHA" has the meaning set forth in SECTION 5.6(d).

                  "Multiemployer Plan" has the meaning set forth in SECTION 5.10(a).

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

                  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

                  "PADEP" has the meaning set forth in SECTION 5.6(d).

                  "Parts, Fuel and Supplies Inventory" means all inventories of Sellers (except coal inventory), wherever located, including all parts, fuel, supplies and materials to be used or consumed by the Sellers.

                  "Pension Plans" has the meaning set forth in SECTION 5.10(a).

                  "Permits" means the written permits, consents, licenses, orders, certificates, registrations, approvals and similar rights issued by a Governmental Authority and held by the Sellers.

                  "Permitted Encumbrances" means any of the following with regard to the Real Property: (a) building and use restrictions and provisions of record affecting the Real Property; (b) applicable laws, statutes, ordinances, regulations, and waterway restrictions; (c) vehicular or pedestrian easements of record; and (d) water, sewer, gas, electric, cable television and telephone lines or easements therefor of record.

                  "Person" means any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, Governmental Authority, cooperative, association or any foreign trust or foreign business organization or any other entity of any kind whatsoever, as well as the heirs, executors, administrators, legal representatives, successors and assigns of such "person" where the context so requires.

                  "Post-Closing Period" means any taxable period beginning after the Closing Date.

                  "Pre-Closing Period" means any taxable period ending on or before the Closing Date.

                  "Purchase Price" has the meaning set forth in SECTION 2.5.

                  "Qualified Plan" has the meaning set forth in SECTION 5.10(a).

                  "RCRA" has the meaning set forth in the definition of "Environmental Laws."

                  "Real Property" means the real property rights and interests owned, leased or subleased by the Sellers and any improvements, fixtures, easements, rights of way, and other appurtenants thereto (such as appurtenant rights in and to public streets).

                  "Reclamation Laws" means all Laws, as now or hereafter in effect, relating to reclamation Mining Activities or reclamation Liabilities including, without limitation, the Surface Mining Control and Reclamation Act of 1977, as amended, and the Pennsylvania Surface Mining Conservation and Reclamation Act, as amended.

                  "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the Environment of Hazardous Substances.

                  "Retained Debt" means all obligations for borrowed money or indebtedness owed by any Seller to any Person.

                  "Retained Liabilities" means all of the Liabilities of each Seller, other than the Assumed Liabilities, including without limitation the following:

                           (i)      all Liabilities arising under applicable
Workers' Compensation Acts for or based upon the employment (a) the current and former Employees who are not hired by the Buyer or one of the Buyer's Affiliates to work at the Assets, and (b) the current and former Employees who are hired by the Buyer or one of the Buyer's Affiliates to work at the Assets, but only with respect to claims where the date of injury or the last injurious increment of exposure needed to give rise to the claim occurred before such Employees began working for the Buyer or one of the Buyer's Affiliates;

                           (ii)     all Liabilities arising under the federal
black lung Laws for or based upon the employment (a) the current and former Employees who are not hired by the Buyer or one of the Buyer's Affiliates to work at the Assets, and (b) the current and former Employees who are hired by the Buyer or one of the Buyer's Affiliates to work at the Assets, but only with respect to claims where the date of injury or the last injurious increment of exposure needed to give rise to the claim occurred before such Employees began working for Buyer or one of Buyer's Affiliates;

                           (iii)    all Liabilities arising under COBRA, HIPAA
and other similar Laws, including all Liabilities of a fiduciary for breach of fiduciary duty or any other failure to act or comply in connection with the administration of an Employee Benefit Plan;

                           (iv)     all Liabilities arising under or based upon
the Employee Benefit Plans, including all Liabilities arising from or related to the funding of or contributions to, the termination of, withdrawal from, and benefits due under any such Employee Benefit Plans;

                           (v)      all Liabilities for non-pension retiree
benefits under the Employee Benefit Plans or otherwise, including, but not limited to, retiree medical benefits;

                           (vi)     all Liabilities of an ERISA Affiliate for
the termination of a pension plan or withdrawal from a multiemployer plan (as those terms are defined in Sections 3(2) and (37) of ERISA);

                           (vii)    all Liabilities for salaries, wages,
bonuses, overtime payments, vacation days, personal days and similar forms of leave or compensation for or based upon the employment of (a) the current and former Employees who are not hired by the Buyer or one of the Buyer's Affiliates to work at the Assets, and (b) the current and former Employees who are hired by the Buyer or one of the Buyer's Affiliates to work at the Assets, but only to the extent they are accrued, due, or earned before such Employees began working for Buyer or one of its Affiliates;

                           (viii)   all Liabilities for accounts payable and
related notes, trade payables and earned royalties incurred by the Sellers;

                           (ix)     all Liabilities for claims of any current or
former Employees pursuant to the WARN Act arising out of acts or omissions of the Sellers prior to and including the Closing Date;

                           (x)      all Liabilities arising out of compliance
with Laws relating to equal employment opportunity, employment, leaves of absence, or labor relations for or based upon the rejection, employment, termination of employment, or any other action taken or not taken with respect to (a) applicants for employment, (b) the current and former Employees who are not hired by the Buyer or one of the Buyer's Affiliates to work at the Assets, and (c) the current and former Employees who are hired by the Buyer or one of the Buyer's Affiliates to work at the Assets, but only with respect to periods before such Employees began working for Buyer or one of its Affiliates;

                           (xi)     all Liabilities relating to assets held in
trust under any Qualified Plan sponsored or maintained by, on behalf of or for the benefit of the Sellers or their current or former Employees or in which the Sellers participated before the Closing;

                           (xii)    all Liabilities relating to any promissory
notes, notes, payables, debt, or other indebtedness by and between or among any of the Sellers;

                           (xiii)   all Liabilities arising out of or in
connection with compliance prior to the Closing with Health and Safety Requirements pertaining to the Assets;

                           (xiv)    all Liabilities for the claims, legal
actions, suits, litigation, arbitrations, grievances, disputes or investigations involving the Sellers;

                           (xv)     all Liabilities of any Seller for unpaid
Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date;

                           (xvi)    all Liabilities of any of the Sellers for
the unpaid Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

                           (xvii)   all Liabilities for any Environmental Matter
or Environmental or Response Action to the extent such Liability relates to or arises from (a) the ownership of the Real Property or the Assets; or (b) any activity on or through the use of the Real Property or the Assets; provided, however, in either case, only to the extent any such Liabilities are attributable to acts or omissions occurring, or circumstances existing, at, on or prior to the Closing;

                           (xviii)  all Liabilities for any Environmental Matter
or Environmental or Response Action related to real property or any other asset owned, operated or leased by the Sellers or any of their Affiliates that is not Real Property or an Asset;

                           (xix)    all Liabilities related to Retained Debt;

                           (xx)     all Liabilities to third parties for
personal injury or damage to property (other than Liabilities for Environmental Matters or Environmental or Response Actions) attributable to or arising out of the ownership or operation of the Assets or the Business at or prior to the Closing;

                           (xxi)    all Liabilities related to the Permits
attributable to acts or omissions occurring at, on or prior to the Closing; and

                           (xxii)   all Liabilities relating to or arising from
any Excluded Assets.

                  "S&M" means together S&M Mining, a Pennsylvania general partnership, and S&M Mining, Inc., a Pennsylvania corporation.

                  "S&M Purchase Agreement" means that certain asset purchase agreement between S&M and Buyer of even date herewith pursuant to which Buyer will acquire certain assets of S&M.

                  "SEC" has the meaning set forth in SECTION 6.11(a).

                  "Seller Closing Certificate" means the certificate of the Sellers substantially in the form of EXHIBIT C attached to this Agreement.

                  "Seller Indemnitees" means, collectively, the Sellers and their Affiliates, and the officers, directors, employees, agents and representatives of the Sellers and their Affiliates.

                  "Seller Representative" means Kerry Mears.

                  "Straddle Period" means a Tax period or year commencing before and ending after the Closing Date.

                  "Straddle Return" means a Tax Return for a Straddle Period.

                  "Subsidiary" means with respect to any relevant Person, any Affiliate that is (directly or indirectly) controlled by such Person.

                  "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

                  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Third Party Claim" has the meaning set forth in SECTION 8.4.

                  "Welfare Plans" has the meaning set forth in SECTION 5.10(a).

                  "Workers' Compensation Acts" means Laws that provide for awards to employees and their dependents for employment-related accidents and diseases.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

         2.1 Assets to be Acquired. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of the Sellers' right, title and interest in and to all of the Sellers' property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including, without limitation, the following (but only excluding the Excluded Assets):

                  (a) all Real Property, including all of the Sellers' owned Real Property identified in SECTION 5.3(a)(I) of the Disclosure Schedule and all of the Sellers' leased or subleased Real Property identified in SECTION 5.3(a)(II) of the Disclosure Schedule;

                  (b) all Equipment, including all of the Sellers' owned Equipment identified in SECTION 2.1(b)(I) of the Disclosure Schedule and all of the Sellers' leased Equipment identified in SECTION 2.1(b)(II) of the Disclosure Schedule;

                  (c) all Parts, Fuel and Supplies Inventory, including all items identified in SECTION 2.1(c) of the Disclosure Schedule;

                  (d) all Contracts, including those listed in SECTIONS 2.1(d) and 5.8 of the Disclosure Schedule, and all outstanding offers or solicitations made by or to the Sellers to enter into any Contract;

                  (e) all Permits and all pending applications therefore or renewals thereof, in each case to the extent transferable to the Buyer, including those identified in SECTION 5.6(b) of the Disclosure Schedule;

                  (f)      all Books and Records;

                  (g) all intangible rights and property of the Sellers, including the Intellectual Property identified in SECTION 2.1(g) of the Disclosure Schedule, going concern value, goodwill, telephone, telecopy and email addresses, but excluding rights to the use of the name DLR Mining and DLR Coal Company;

                  (h) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Closing Date;

                  (i) all claims of the Sellers against third parties relating to the Assets or the Business; and

                  (j) all rights of the Sellers relating to deposits and prepaid expenses, claims for refunds and rights to offset.

All of the property and assets to be transferred to the Buyer hereunder are herein referred to collectively as the "Assets."

         The right of the Buyer to all insurance benefits, as set forth in
SECTION 2.1(i) above, under the Insurance Policies with respect to pre-Closing occurrences shall not be in any way adversely affected by the transactions contemplated in this Agreement. The Sellers shall not modify the Insurance Policies prior to the Closing Date in a manner that would adversely affect the protection afforded for pre-Closing occurrences and the Sellers shall use its reasonable commercial efforts so that, on and after the Closing, the Insurance Policies will continue to protect the Business and Assets with respect to pre-Closing occurrences to the same extent as the Insurance Policies applied to the Business and Assets prior to the Closing. If any claims are made or losses occur prior to the Closing Date that relate solely to the Business and Assets of the Sellers and such claims, or the claims associated with such losses, properly may be made against the policies retained by the Sellers or their Affiliates or under policies otherwise retained by the Sellers or their Affiliates after the Closing, then, subject to any limitations under the insurance policies (including without limitation time restrictions on "claims made" policies), the Sellers shall use reasonable commercial efforts so that the Buyer can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies. The Buyer acknowledges and agrees that, following the Closing, the Insurance Policies shall be terminated or modified by the Sellers or their Affiliates to the extent necessary to exclude coverage of any occurrences related to the Business and Assets that occur after the Closing.

         Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets or the Business unless the Buyer expressly assumes that Liability pursuant to SECTION 2.3.

         2.2 Excluded Assets. Notwithstanding anything to the contrary contained in SECTION 2.1 or elsewhere in this Agreement, the following assets of the Sellers (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of the Sellers after the Closing:

                  (a)      all cash balances;

                  (b) all accounts receivable of the Sellers at the Closing determined in accordance with GAAP;

                  (c) all of the Sellers' Contracts identified in SECTION 2.2(c) of the Disclosure Schedule; and

                  (d)      the assets, properties and rights identified in
SECTION 2.2(d) of the Disclosure Schedule.

         2.3 Assumed Liabilities. On the Closing Date, Buyer shall assume only the following Liabilities of the Sellers (the "Assumed Liabilities"):

                  (a) any Liability arising after the Closing Date under any Contract acquired pursuant to this Agreement (other than any Liability arising out of or relating to a breach that occurred prior to the Closing Date); and

                  (b) any Liability of the Sellers described in SECTION 2.3 of the Disclosure Schedule.

         2.4 Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the Sellers.

         2.5 Consideration. The cash portion of the Purchase Price, prior to making the Parts, Fuel and Supplies Inventory Adjustment, to be paid by the Buyer shall be Thirty Three Million Dollars ($33,000,000) payable by wire transfer to the Sellers at the Closing. The cash Purchase Price shall be allocated among the Sellers as set forth in Schedule 2.5 and shall be deposited into the respective accounts designated by the Sellers to the Buyer, with such designation to occur at least two Business Days prior to the Closing Date.

         2.6 Escrow. Pursuant to Section 2.5(b) of the Mears Purchase Agreement, the Buyer shall deposit Two Million Dollars ($2,000,000) into an escrow account with the Escrow Agent to be held in escrow following the Closing (the "Escrowed Amount") for the benefit of the Sellers, DLR and Mears Enterprises. The Escrowed Amount shall be held in escrow until the second anniversary of the Closing Date, at which time any remaining Escrowed Amount shall be released in accordance with the provisions of paragraph 5 of the Escrow Agreement (provided all requirements of paragraph 5 of the Escrow Agreement are satisfied). The Escrowed Amount shall be applied individually, collectively, jointly and severally to satisfy the obligations of (a) the Sellers under
Article VIII of this Agreement, (b) S&M under Article VIII of the S&M Purchase Agreement, and (c) Mears Enterprises under Article VIII of the Mears Purchase Agreement, provided; however, that the Buyer Indemnities' remedies hereunder shall in no way be limited to the Escrowed Amount.

         2.7      Parts, Fuel and Supplies Inventory Adjustment.

                  (a) In accordance with the provisions of this SECTION 2.7, the Buyer shall pay the Sellers the amount, if any, by which the value of the Parts, Fuel and Supplies Inventory determined to be greater than One Million Two Hundred Four Thousand Seven Hundred Seventy Five Dollars ($1,204,775.00), and the Sellers shall pay to Buyer the amount, if any, by which the value of the Parts, Fuel and Supplies Inventory is determined to be less than One Million Two Hundred Four Thousand Seven Hundred Seventy Five Dollars ($1,204,775.00). In no event will the adjustment to the Purchase Price be greater or less than Three Hundred One Thousand One Hundred Ninety Three Dollars and Seventy Five Cents ($301,193.75). Such payment shall constitute an adjustment to the Purchase Price.

                  (b) The Buyer and Sellers shall cause Craig and Associates, Deep Creek, Maryland (the "Inventory Reviewer") to perform a physical count of all Parts, Fuel and Supplies Inventory of the Sellers as of the Closing Date (the "Closing Date Parts, Fuel and Supplies Inventory"), which shall be completed no later than two (2) Business Days prior to the Closing

Date.. Such physical count shall be valued on a cost basis for new items and on a fair market value basis for all other items, taking into consideration the age, condition and usefulness of the item. Sellers and Buyer shall cooperate with and make available any information reasonably requested by the Inventory Reviewer in its preparation of its physical count. All determinations made by the Inventory Reviewer in its physical count of the Closing Parts, Fuel and Supplies Inventory shall be final, binding and conclusive on the parties. Sellers and Buyer shall each bear fifty percent of the fees and costs of the Inventory Reviewer and any other third party incurred in connection with the calculation of the Closing Parts, Fuel and Supplies Inventory pursuant to this
SECTION 2.7(b).

         2.8 Bills of Sale, Assignment and Assumption Agreements, Conveyance Deeds and Other Documents. At the Closing, each Seller shall: (i) execute and deliver to the Buyer the Bills of Sale, the Assignment and Assumption Agreements, the Deeds and such other documents as may be necessary to convey to the Buyer the Assets; (ii) perform its obligations and under this Agreement to be performed at or before the Closing; (iii) execute and deliver the Escrow Agreement; (iv) execute and deliver the Sellers Closing Certificate; and (v) execute and deliver the Non-Competition Agreement identified in SECTION 7.2(e). At the Closing, the Buyer shall: (i) pay the portion of the Purchase Price set forth in SECTION 2.5(a) by wire transfer to the Sellers in immediately available funds; (ii) deposit the Escrowed Amount pursuant to the terms of the Escrow Agreement, (iii) execute and deliver to the Sellers the Buyer Closing Certificate, (iv) perform its obligations under this Agreement to be performed at or before the Closing; (v) execute and deliver the Escrow Agreement; and (vi) execute and deliver the Non-Competition Agreement identified in SECTION 7.2(e).

         2.9 Assumption of Liabilities. At the Closing, Buyer shall execute and deliver to the Sellers the Assignment and Assumption Agreements and such other documents and instruments as may be reasonably necessary for the Buyer to assume all of the Assumed Liabilities.

         2.10 Proration of Liabilities. Sellers and Buyer shall cooperate with each other to provide for payments due with respect to the Assumed Liabilities and the Retained Liabilities during the payment period in which the Closing occurs with all such Liabilities prorated as of the Closing Date, if applicable.

         2.11 Additional Documents. At the closing, Sellers and Buyer shall execute and deliver all such other documents or instruments necessary or appropriate to effect the transactions contemplated by this Agreement.

         2.12 Allocation of Purchase Price and Assumed Liabilities. The Purchase Price and Assumed Liabilities (to the extent it constitutes part of the amount realized for federal income Tax purposes) shall be allocated among the Assets and the Non-Competition Agreement in accordance with the estimated allocation schedule (the "Estimated Allocation Schedule") attached hereto as
SECTION 2.12 of the Disclosure Schedule. Buyer shall prepare a final allocation schedule (the "Final Allocation Schedule") and deliver it to the Sellers upon a date to be agreed upon between the parties, which date shall be no later than thirty (30) days after the Audited Closing Date Financial Statements are completed. The Final Allocation Schedule will not be materially different from the Estimated Allocation Schedule. Such Final Allocation Schedule shall be final and binding on the Buyer and the Sellers and shall provide the Basis for Buyer and Sellers to complete IRS Form 8594. The allocation to the Assets and Non-Compete Agreement is intended to comply with the requirements of Section 1060 of the Code. The parties shall cooperate to comply with all substantive and procedural requirements of Section 1060, and except for any adjustment to the Purchase Price hereunder, such allocation schedule shall be adjusted only if and to the extent necessary to comply with such requirements of Section 1060. Buyer and Sellers agree that they will not take nor will they permit any Affiliate to take, for income Tax purposes, any position inconsistent with such allocation schedule to the Assets and Non-Competition Agreement; provided, however, that
(i) the Buyer's cost for the Assets may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated and
(ii) the amount realized by the Sellers may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes.

         2.13 Closing. The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices at Buyer's counsel in Pittsburgh, Pennsylvania, commencing at 10:00 A.M. EST on November 14, 2003, or if all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby have not been satisfied in full or waived by such date, on such mutually agreeable later date as soon as practicable (but in no event more than three (3) Business Days) after the first date on which the conditions to the obligations of the parties to consummate the transactions contemplated hereby have been satisfied or waived.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                       OF SELLER REGARDING THE TRANSACTION

         For the purpose of inducing the Buyer to enter into and perform this Agreement, each Seller represents and warrants, jointly and severally, to the Buyer that the statements contained in this ARTICLE III are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III).

         3.1 Organization of the Sellers. Each Seller is a corporation or partnership, as the case may be, that is duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. Each Seller has full power and authority to conduct the Business as it is now being conducted, to own or use the Assets and other properties it purports to own and to perform all of its obligations under the Contracts. Each Seller is duly qualified to do business as a corporation or partnership as the case may be and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the Assets and other properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. No Seller has any Subsidiary. No Seller owns any shares of capital stock, partnership interests or other securities of any other Person.

         3.2 Authorization of Transaction. Each Seller has full power and authority (including, where applicable, full power and authority as an organization) to execute, deliver and perform its obligations under this Agreement and each Seller has full power and authority (including, where applicable, full power and authority as an organization) to execute and deliver each agreement, document or instrument to which it is a party in connection with this Agreement and to perform its obligations thereunder. The Sellers' execution, delivery and performance of this Agreement and the execution, delivery and performance of all other agreements, documents and instruments by each Seller in connection with this Agreement and the transactions contemplated under this Agreement have been duly authorized by all requisite organizational or other action on the part of each of the Sellers. This Agreement and all other agreements, documents or instruments executed and delivered by each Seller in connection with this Agreement have been duly executed and delivered by the Sellers. This Agreement and all other agreements or instruments executed and delivered by each Seller pursuant to this Agreement constitute the legal, valid and binding obligation of the Sellers, enforceable in accordance with their respective terms and conditions, subject, however, to the effects of bankruptcy, insolvency and reorganization. Except as set forth on SECTION 3.2 of the Disclosure Schedule, no notices to, filings with, authorizations, consents, or approvals of any Governmental Authorities or any other third party or Person is required to be made or obtained in order to consummate the transactions contemplated by this Agreement or by any other agreements, documents or instruments to be executed and delivered in connection with this Agreement.

         3.3 Noncontravention. Neither the execution, delivery or performance of this Agreement by each Seller nor the execution, delivery or performance by each Seller of each other agreement, document or instrument to which it is a party executed in connection with this Agreement or delivered pursuant to this Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any Law to which the Sellers are subject or any provision of their Organizational Documents, (ii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel or terminate any material authorization or Permit issued by a Governmental Authority that is held by the Sellers or that otherwise relates to the Assets, or (iii) give any Governmental Authority or other Person the right to challenge any portion of the transactions contemplated under this Agreement or exercise any remedy or obtain any relief that is material to the Assets under any Law to which the Sellers are subject, or (iv) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or exercise any remedy or loss of rights, or result in the creation of any Encumbrance, or require any notice (in all such cases with or without the giving of notice and/or the passage of time) under any Contract, lease, agreement, document, instrument or other arrangement to which any Seller is a party or by which it is bound or to which any of its assets is subject.

         3.4 Brokers' Fees. No Seller has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

         3.5 Buyer's Breach of Representation or Warranty. To the Knowledge of the Sellers, (a) none of the representations and warranties made by Buyer pursuant to this Agreement is inaccurate or incomplete; and (b) no breach of any such representation or warranty has occurred or is occurring. The Sellers have not failed to disclose to the Buyer the fact that an inaccurate or incomplete representation or warranty has been made by the Buyer, or that a breach has occurred.

         3.6 Disclosure. No representation or warranty or other statement made by any Seller contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                       THE BUYER REGARDING THE TRANSACTION

         For the purpose of inducing the Sellers to enter into and perform this Agreement, the Buyer represents and warrants to the Sellers that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV).

         4.1 Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

         4.2 Authorization of Transaction. Buyer has full power and authority (including full power and authority as an organization) to execute, deliver and perform its obligations under this Agreement and each other agreement, document or instrument to which it is a party in connection with this Agreement. The Buyer's execution, delivery and performance of this Agreement and all other agreements, documents and instruments in connection with this Agreement and the transactions contemplated under this Agreement have been duly authorized by all requisite action on the part of the Buyer. This Agreement and all other agreements, documents or instruments executed and delivered by the Buyer in connection with this Agreement have been duly executed and delivered by the Buyer. This Agreement and all other agreements, documents or instruments executed and delivered by the Buyer pursuant to this Agreement constitute the legal, valid and binding obligation of the Buyer, enforceable in accordance with their terms and conditions, subject, however, to the effects of bankruptcy, insolvency and reorganization. Except as set forth in SECTION 4.2 of the Disclosure Schedule, no notices to, filings with, authorizations, consents, or approvals of any Governmental Authorities or any other third party or Person required to be made or obtained in order to consummate the transactions contemplated by this Agreement.

         4.3 Noncontravention. Neither the execution, delivery or performance of this Agreement by the Buyer nor the execution, delivery or performance by the Buyer of each other agreement or instrument to which it is a party executed in connection with this Agreement or delivered pursuant to this Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any Law to which any of the Buyer is subject or any provision of its Organizational Documents, (ii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel or terminate any material authorization or Permit issued by a Governmental Authority that is held by the Buyer, (iii) give any Governmental Authority or other Person the right to challenge any material portion of the transactions contemplated under this Agreement or exercise any material remedy or obtain any relief under any Law to which any of the Buyer is subject, or (iv) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel or exercise any material remedy or loss of rights, or result in the creation of any Encumbrance, or require any notice (in all such cases with or without the giving of notice and/or the passage of time) under any material agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

         4.4 Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

         4.5 Disclosure. No representation or warranty or other statement made by Buyer contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                         OF SELLER REGARDING THE ASSETS

         For the purpose of inducing the Buyer to enter into and perform this Agreement, each Seller represents and warrants, jointly and severally, to the Buyer that the statements contained in this ARTICLE V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE V).

         5.1 Absence of Changes. Since March 31, 2003, no Seller has with respect to the Assets and/or the Business:

                  (a) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability for borrowed money, or issued any note, bond or other debt security, or guaranteed any indebtedness for borrowed money or capitalized lease obligation, except Liabilities incurred in the Ordinary Course of Business, none of which would reasonably be expected to result in an impact greater than One Hundred Thousand Dollars ($100,000);

                  (b) paid any Liability other than Liabilities in the Ordinary Course of Business;

                  (c) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any of Real Property, Equipment or any other Assets, or cancelled or otherwise terminated, or agreed to cancel or otherwise terminate, other than in the Ordinary Course of Business, any Permits;

                  (d) except in the Ordinary Course of Business, entered into any agreement, lease or license (or series of related agreements, contracts, leases and licenses) or made or permitted any material amendment to or termination, acceleration, modification or cancellation of any Contract or breached any provision of any Contract;

                  (e)      merged or consolidated with any other Person;

                  (f) mortgaged, pledged or subjected to any Encumbrance any of the Assets or any other assets or properties of the Sellers;

                  (g) made any capital expenditure (or series of related capital expenditures) either (x) involving more than One Hundred Thousand Dollars ($100,000) or (y) outside the Ordinary Course of Business;

                  (h) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions);

                  (i) delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (j) cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than One Hundred Thousand Dollars ($100,000);

                  (k) except for contracts of employment at will, entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract;

                  (l) except in the Ordinary Course of Business, adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other compensatory plan, contract or commitment for the benefit of any of the directors, officers and Employees of the Sellers, or taken any such action with respect to any other Employee Benefit Plan;

                  (m) made any other change in employment terms for any of the directors, officers and Employees of the Sellers outside the Ordinary Course of Business;

                  (n) suffered any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect;

                  (o) implemented or adopted any change in its accounting methods or principles or the application thereof;

                  (p)      amended any of its Organizational Documents;

                  (q) received notice of any termination of any Contract to which a Seller is a party; or

                  (r) entered into any agreement, arrangement or understanding with respect to any of the foregoing.

         5.2 Financial Statements. SECTION 5.2 of the Disclosure Schedule sets forth the complete and correct copies of the following financial statements (collectively, the "Financial Statements"): (i) unaudited fiscal year balance sheets and statements of income, changes in stockholders' equity and cash flows for each Seller, Mears, S&M and their respective Subsidiaries as of and for the fiscal year ending 2001; (ii) unaudited fiscal year balance sheets and statements of income, changes in stockholders' equity and cash flows for each Seller, Mears, S&M and their respective Subsidiaries as of and for the fiscal year ending 2002 (the "Most Recent Fiscal Year End"). The Financial Statements (including the notes thereto) present fairly the financial condition of each Seller, Mears and S&M as of such dates and the results of operations of each Seller, Mears and S&M for such periods. The Financial Statements have been prepared from and are in accordance with the accounting Books and Records, and the Federal income tax basis of accounting using the accrual method to recognize revenues and expenses.

         5.3      Real Property.

                  (a) SECTION 5.3(a)(i) of the Disclosure Schedule contains a correct legal description, address and tax parcel identification number of all tracts, parcels and lots in which the Sellers have an ownership interest.
SECTION 5.3(a)(ii) of the Disclosure Schedule contains a correct legal description, address and tax parcel identification number of all tracts, parcels and lots in which the Sellers have a leasehold interest and an accurate description (by location, name, lessor, date of lease and term expiry date) of all Real Property leases. The Real Property identification in SECTIONS 5.3(a)(i) and (ii) of the Disclosure Schedule constitutes all real property necessary or required to operate the Business in the manner currently conducted.

                  (b) No Seller has received any written notice alleging that such Seller is in default under any lease. No Seller is in default under any lease relating to the Real Property.

                  (c) Each of the leases in SECTION 5.3(a)(ii) of the Disclosure Schedule is, and, subject to obtaining any requisite third party consents, all of which are specified in SECTION 3.2 of the Disclosure Schedule, will be on and immediately following the Closing, valid and enforceable against the lessor or other parties thereto in accordance with its terms. There are no unwritten or oral modifications to such leases or any course of dealing or business operations that can be construed as a modification to such leases.

                  (d) Except as shown on SCHEDULE 5.9(a) of the Disclosure Schedule, no Seller has received (and no Seller has any Basis or Knowledge that it will receive) any notice of claims that it has mined any coal that it did not have the right to mine or mined any coal in such reckless and imprudent fashion as to give rise to any claims for loss, waste or trespass.

                  (e) No condemnation or eminent domain proceeding against any Real Property is pending or, to the Knowledge of the Sellers, threatened.

                  (f) Each Seller has made available to the Buyer geological data, reserve data, material existing mine maps, surveys, title insurance policies, title insurance, abstracts and other evidence of title, core hole logs and associated data, coal measurements, coal samples, lithologic data, coal reserve calculations or reports, washability analyses or reports, mine plans, mining permit applications and supporting data, engineering studies and all other Books and Records, information, maps, reports and data in the possession of each Seller and relating to or affecting the Real Property, including the coal reserves, coal ownership, coal leases to each Seller, coal leases from each Seller to third parties, mining conditions, mines, and mining plans of each Seller as prepared and utilized by each Seller in its day-to-day Mining Activities. Notwithstanding anything in this Agreement to the contrary, the Buyer accepts the coal reserves in or under the Real Property, as is, where is, together with the mining data, free of any warranty (express or implied) with regard to the mineability, washability, recoverability, volume, or quantity or quality of any coal reserve. The coal reserves mined by each Seller (whether such reserves are owned or leased by such Seller) are not subject to any mining rights of any other Person with respect to such coal reserves.

         5.4      Sufficiency of the Assets; Title of the Assets.

                  (a) Except for the Excluded Assets, the Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, used or useful in the operation of the Business in the manner presently operated by the Sellers, and (ii) include all of the operating assets of the Sellers.

                  (b) Except for the coal portion of the Real Property, the Sellers (i) have good and marketable title to all of the Assets, free and clear of any Encumbrance (except Permitted

Encumbrances), or (ii) lease, if applicable, such Assets under valid and enforceable leases (subject to any applicable bankruptcy, insolvency and reorganization). No rights of the Sellers under such leases have been assigned or otherwise transferred as security for any obligation of any Seller.

                  (c) Except as noted on SECTION 5.4(c) of the Disclosure Schedule, all Equipment is in good repair and operating condition and has been maintained in accordance with normal industry practice and is suitable for the purposes for which each Seller is presently using such Equipment, normal wear and tear excepted. No item of Equipment is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. All of the Equipment is in the possession of the Sellers.

                  (d) At the Closing, title to the coal portion of the Real Property shall be conveyed from Sellers to Buyer by a Special Warranty Deed, and title to the surface portion of the Real Property shall be conveyed from Sellers to Buyer by a General Warranty Deed.

         5.5 Intellectual Property. No third party has asserted any interest in the Intellectual Property, nor has any third party alleged any Seller has infringed on any Intellectual Property of any third party. To the Knowledge of the Sellers, no Seller interferes with, infringes upon, misappropriates, or otherwise comes into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business as presently conducted.

         5.6      Permits and Environmental Compliance.

                  (a) Except as shown on SCHEDULE 5.6(a) of the Disclosure Schedule, Seller is in compliance with all Environmental Laws. No Seller is in violation of any Environmental Laws applicable to Mining Activities, including any investigatory, remedial or corrective obligations, that would result in (i) closure, suspension or restriction of any Mining Activities; (ii) revocation or suspension of any Permits; or (iii) exposure of the Buyer to the imposition of any fines or other civil or criminal monetary penalty in excess of Five Thousand Dollars ($5,000). No Seller has received any notification from any Governmental Authority or any other Person alleging, claiming or notifying that a Seller is in violation of any Environmental Laws, and no Basis exists for a Seller to receive such notification.

                  (b) SECTION 5.6(b) of the Disclosure Schedule sets forth all Permits necessary and required to conduct the Mining Activities as currently conducted by each Seller, and each Seller is in compliance with all such Permits. No such Permit is the subject of any proceeding by or in front of any Governmental Authority, and no such proceeding is pending or, to the Knowledge of the Sellers, threatened.

                  (c) The Sellers have made available to the Buyer true, correct and complete copies of (i) the Permits, (ii) all of the mining permits and other permits held by each Seller pertaining to the Assets, together with a description of the permitted property or facility, the amount of the bond for each such Permit and the surety for each such bond or manner in which each such bond has otherwise been posted, (iii) all other licenses, franchises, certificates, concessions and other governmental approvals and authorizations held by each Seller pertaining to the Assets, as amended, supplemented and modified through the date of this Agreement, and (iv) any and all pending applications for additional mining permits and other licenses and authorizations that have been submitted to any Governmental Authority by Seller pertaining to the Assets or are in the process of development either in-house or through consultants.

                  (d) SECTION 5.6(d) of the Disclosure Schedule includes a true, correct and complete list of all of the citations, notices of non-compliance and notices of violation received by each Seller since January 1, 2001, with respect to the Assets from applicable Governmental Authorities, including, without limitation, the federal Environmental Protection Agency ("EPA"), the federal Office of Surface Mining ("OSM"), the Federal Mine Safety and Health Administration ("MSHA") and the Pennsylvania Department of Environmental Protection (the "PADEP"). No Seller is subject to any cessation orders, cease and desist orders, closure orders or show cause orders issued by PADEP, EPA, OSM, MSHA, or any other Governmental Authority with respect to the Assets.

                  (e) Each Seller is in compliance with all of the requirements of the Surface Mining Control and Reclamation Act of 1977 ("SMCRA"), the Federal Mine Safety and Health Act of 1977, as amended, the Pennsylvania Surface Mining Conservation and Reclamation Act, as amended, and all similar statutes of the Commonwealth of Pennsylvania, and all rules and regulations promulgated under the aforementioned Acts and statutes by PADEP, EPA, OSM, MSHA, applicable state permitting authorities, and any other Governmental Authority. With respect to the Assets, no Seller has been subjected to any bond forfeiture, permit suspension or revocation, or similar effort and proceedings or investigation instituted by OSM or PADEP, applicable state permitting authorities or any other Governmental Authority.

                  (f) To the Knowledge of the Sellers, after the Closing, the Buyer will not be liable for any fines, penalties, fees, Taxes or other governmental charges assessed under Environmental Laws with respect to notices of violation, cessation orders, closure orders, show cause orders or other governmental enforcement actions issued prior to Closing with respect to the Assets. Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any Liabilities being imposed on the Buyer for site investigation or cleanup, or notification to or consent of any Governmental Authority or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws. The representation in the previous sentence does not relate to any matters for which the Buyer has the responsibility, pursuant to this Agreement, to notify any Governmental Authority or to otherwise process with any Governmental Authority in connection with the transfer of any Permit.

                  (g) None of the Assets is identified on (i) the current or proposed National Priorities List under 40 C.F.R. Section 300, (ii) the Comprehensive Environmental Response, Compensation and Liability Inventory System ("CERCLIS") list, or (iii) any list arising from a federal, state or local statute similar to CERCLA. To the Knowledge of the Sellers, the Real Property is not Contaminated with any Hazardous Substance.

                  (h) (A) None of the Assets has been or is being used in any manner associated with the production, manufacture, processing, generation, storage, treatment, disposal, management, shipment or transportation of Hazardous Substances, and no such Assets are Contaminated by any Hazardous Substance; (B) there are no underground storage tanks regulated pursuant to RCRA
Section 9001 (42 U.S.C. Section 6991) or equivalent authorized state program, located at, on, in or under the Assets; (C) there is no asbestos-containing material in any form or condition located at, on, in or under the Assets; (D) there are no materials or equipment containing polychlorinated biphenyls located at, on, in or under the Assets; (E) there are no landfills or other areas located at, on, in or under the Assets where Hazardous Substances have been disposed; and (F) Sellers have not disposed of any Hazardous Substance at any offsite disposal area located on the property of any other Person, other than a facility permitted by any Governmental Authority with jurisdiction to receive such Hazardous Substance; and (G) there are no above-ground storage tanks located at or on the Assets, except as shown on SECTION 5.6(h) of the Disclosure Schedule.

                  (i) No Seller has either expressly or by operation of Law, assumed or undertaken any Liability, including without limitation, any Liability for corrective or remedial action, of any other Person relating to any Environmental Laws.

                  (j) To the Knowledge of the Sellers, no conditions exist relating to the Assets or the Mining Activities that will prevent or hinder the Buyer's compliance with Environmental Laws, require the Buyer to undertake any investigatory, remedial or corrective actions pursuant to Environmental Laws or impose upon the Buyer any other Liabilities pursuant to Environmental Laws, including without limitation, any Environmental Laws relating to onsite or offsite releases or threatened releases of Hazardous Substances or imposing Liability for personal injury, property damage or natural resource damage.

                  (k) The operation of the coal mining and processing operations and the state of reclamation with respect to the Permits are in compliance with all applicable mining, reclamation, health and safety and all other applicable Laws and in accordance with reclamation plans submitted with respect to the Permits.

         5.7 Reclamation Bonds. SECTION 5.7 of the Disclosure Schedule contains a list of all bonds, including guaranties, indemnities, letters of credit and other forms of surety, posted by and/or for the benefit of each Seller to secure the performance of its respective reclamation or other Liabilities pursuant to, in connection with or as a condition of, the Permits (collectively, the "the Sellers' Bonds"). The Sellers' Bonds are sufficient to permit each Seller to conduct the Mining Activities being conducted by them in compliance with Laws and are in full force and effect.

         5.8      Contracts.

                  (a) SECTION 5.8 of the Disclosure Schedule lists and, each Seller has made available to the Buyer copies of, all Contracts and commitments, written or oral, including all amendments, modifications, waivers and elections applicable thereto, (i) providing for receipt or payment, contingent or otherwise of Fifty Thousand Dollars ($50,000) or more and which are not terminable on 30 days' notice; (ii) relating to indebtedness or guarantee obligations of the Sellers; (iii) affecting the ownership of, leasing of title to, use of any Assets; (iv) relating to labor union contracts or any employment contracts with any Person; (v) relating to any service contracts, subcontractor relationships; (vi) relating to commission payments, equity grants, stock options, and relationship deal with sharing of profits, losses, costs or Liabilities; (vii) restricting any Seller's ability to engage in any line of business or to compete with any Person; and (viii) that are otherwise necessary to the operation of the Business or that are entered into other than in the Ordinary Course of Business (the "Material Contracts").

                  (b) As to each Seller: (i) the Material Contracts are valid and binding, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency and reorganization), and are in full force and effect; (ii) if not identified as an Excluded Asset, the Material Contracts will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) each Seller has performed all material obligations required to be performed by it to date under the Material Contracts;
(iv) no Seller, nor to the Knowledge of any Seller, any other party is in default under any material obligation of any such Material Contracts and, to the Knowledge of each Seller, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Material Contracts; and (v) no Seller, nor to the Knowledge of any Seller, any other party has repudiated any material provision of the Material Contracts.

         5.9      Litigation.

                  (a) SECTION 5.9(a) of the Disclosure Schedule list all claims, legal actions, suits, litigation, arbitrations, disputes, investigations, proceedings and Decrees by or before any court or Governmental Authority now pending or in effect, or, to the Knowledge of each Seller, threatened or contemplated, against or affecting the Seller, the Assets, the Business or the consummation of the transactions contemplated by this Agreement.

                  (b) Except as shown on SECTION 5.9(a) of the Disclosure Schedule, there are no existing claims by or disputes between any Seller and Persons owning or occupying lands or realty adjoining or near any of the Real Property regarding Mining Activities by the Sellers or regarding the location of boundary lines, encroachments, mineral rights, subsidence, water quantity or quality, blasting damage, transportation of coal or other materials, nuisances or any other similar matter.

                  (c) To the Knowledge of the Sellers, no event has occurred or circumstances exist that is reasonably likely to give rise to or serve as a Basis for the commencement of any claim, legal action, suit, litigation, arbitration, dispute, investigation, or proceeding. None of the items identified in SECTION 5.9(a) of the Disclosure Schedule will have a Material Adverse Effect on the Sellers, the Business or upon the Assets.

         5.10     Employee Benefits.

                  (a) SECTION 5.10(a) of the Disclosure Schedule contains a list of all employee benefit plans (as defined in Section 3(3) of ERISA) and all other employee benefit plans, programs or arrangements, including each severance pay, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based compensation, death benefit, group insurance, hospitalization or other medical, dental, health, disability or other insurance, Code Section 125 "cafeteria" or "flexible" benefit plan, pension, savings, profit-sharing or retirement plan, program or arrangement: (i) under which current or former Employees are entitled to participate by reason of their employment with any Seller, or its respective ERISA Affiliates, whether or not any of the foregoing is funded, whether insured or self-funded, and with respect to which any Seller is a party or a sponsor or a fiduciary thereof or by which any Seller is bound; or (ii) with respect to which any Seller may have, as of the Closing Date, any direct or indirect Liability (the "Employee Benefit Plans"). SECTION 5.10(a) of the Disclosure Schedule identifies: (i) each Employee Benefit Plan that is a pension plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"), and denotes those Pension Plans intended to be qualified under Section 401(a) of the Code (the "Qualified Plans"); (ii) each Employee Benefit Plan that is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) (a "Multiemployer Plan"); and (iii) each Employee Benefit Plan that is a welfare plan (as defined in Section 3(1) of ERISA) (the "Welfare Plans").

                  (b) Each Qualified Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, pursuant to a request that accurately described such Qualified Plan, a favorable determination letter from the IRS to the effect that the form of such Qualified Plan satisfies the requirements of Section 401(a) of the Code. To the Knowledge of each Seller, there are no facts or circumstances that would jeopardize or adversely affect the qualification under Code Section 401(a) of any Qualified Plan. None of the Sellers maintains or is required to contribute to or otherwise participate in any plan, program or arrangement subject to Title IV of ERISA.

                  (c) As of the Closing Date, full payment to each Employee Benefit Plan of all contributions (including all employer contributions and employee salary reduction contributions) that are required to be made by any Seller under ERISA or the Code for any period ending on or before the Closing Date, including contributions that are not yet due as of the Closing Date, have been paid to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of each Seller. All premiums that are due on or before the Closing Date have been paid with respect to each Welfare Plan. As of the latest actuarial determination, no "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Pension Plan. No reportable event within the meaning of Section 4043 of ERISA has occurred in connection with any of the Pension Plans.

                  (d)      Employee Benefit Plan Compliance.

                           (i)      Each Employee Benefit Plan has been
administered substantially in accordance with its terms;

                           (ii)     each Employee Benefit Plan and each related
trust, insurance contract or fund complies in form and in operation and has been administered substantially in accordance with any applicable provisions of ERISA, the Code and all other Laws; and all reports, returns and other documentation (including Form 5500 Annual Reports and PBGC-1s) that are required to have been filed with the IRS, the United States Department of Labor, the PBGC or any other Governmental Authority have been filed on a timely basis in each instance in which the failure to file such reports, returns and other documents would result in any material Liability to the Sellers;

                           (iii)    other than routine claims for benefits, no
Encumbrances, lawsuits or complaints to or by any Person or Governmental Authority have been filed or, to the Knowledge of each Seller, are contemplated or threatened.

                  (e) No Seller has ever participated in or contributed to any Multiemployer Plan and no Seller is no subject to any Liability related to any Multiemployer Plan in which any other Person participates or contributes to.

                  (f) The consummation of the transactions contemplated by this Agreement will not (i) entitle any Person to severance pay or other payments for which the Buyer will be liable after the Closing; (ii) accelerate the time of payment or vesting of, increase the amount of, or satisfy a condition to the compensation due to any Person under any Employee Benefit Plan for which the Buyer will be liable after the Closing; or (iii) result in the payment of an amount that could, individually or in combination with any other such payment, constitute an "excess parachute payment" under Code Section 280G(b)(1).

                  (g) No prohibited transaction (as such term is defined in Section 406 of ERISA or Section 4975(C) of the Code) has occurred with respect to any Employee Benefit Plan subject to ERISA, other than such a transaction subject to an administrative or statutory exemption, with respect to which a Tax, penalty or other amount may reasonably be expected to be imposed on any of the Sellers or their respective ERISA Affiliates.

                  (h) Neither the Sellers, nor any organization with respect to which any such entity is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.

                  (i)      Each Pension Plan that is not qualified under Code
Section 401(a) or 403(a) is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA Sections 201(2), 301(a)(3) and 401(a)(1).

                  (j) No assets of Seller are allocated to or held in a "rabbi trust" or similar funding vehicle.

                  (k) Neither the Sellers nor any of their respective ERISA Affiliates has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4121 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), has been terminated (within the meaning of Title IV of ERISA), or has assessed any withdrawal liability (within the meaning of Title VI of ERISA) against any Seller or any ERISA Affiliate, and to the Knowledge of the Sellers, no Multiemployer Plan is reasonably expected to be in reorganization, insolvent, terminated, or assessing any withdrawal liability against any Seller or any ERISA Affiliate.

                  (l) No Welfare Plan is a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA.

                  (m) Each Seller is and has been in compliance with COBRA and HIPPA.

         5.11     Taxes. Except as set forth in SECTION 5.11 of the Disclosure
Schedule: (a) all Tax Returns required to be filed by each Seller have been filed on a timely basis with the appropriate Governmental Authorities in all jurisdictions in which such returns and reports are required to be filed and all such returns, statements, and reports were true and correct when filed; (b) all Taxes (including interest and penalties) due from each Seller, have been fully and timely paid or, to the extent not yet due and payable, have been adequately provided for by Sellers; (c) there are no Encumbrances existing, threatened or pending with respect to any Asset relating to any Taxes described in (b) above;
(d) no issues have been raised with any representative or employee of any Seller (and are currently pending) by any taxing authority in connection with any of the returns and reports referred to in the foregoing clause (a); and (e) no waivers of any statute of limitations have been given or requested with respect to any Seller or any of its partners in connection with any Tax Returns covering any Seller or with respect to any Taxes payable by any of them. SECTION 5.11 of the Disclosure Statement lists all Tax Returns of, or covering, Sellers which have been examined or which are currently under examination by any taxing authorities, or with respect to which the applicable statute of limitations (including all extensions and tolling periods) has not yet run and, all deficiencies asserted or assessments made as a result of such examinations and an indication of whether amounts are paid or unpaid.

         5.12 Employment Matters. No Seller is a party to, bound by, or negotiating with respect to any agreement with any labor union, association or other employee group, nor is any unit of Employees of any Seller represented by any labor union or similar association. No labor union or employee organization has been certified or recognized as the collective bargaining representative of any Employees of any Seller. There has not been during the five years prior to the date of this Agreement and there is not any existing or, to the Knowledge of the Sellers, any threatened, union organizational campaigns or representation proceedings underway or threatened with respect to any Employees of any Seller, nor are there any existing or threatened labor strikes, work stoppages, slowdowns, grievances, unfair labor practice charges, discrimination charges or labor arbitration proceedings affecting Mining Activities at or deliveries to any mine or other facility of any Seller. Each Seller is and has been and is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, leaves of absences, and wages and hours. None of the current or past officers, directors, employees or applicants for employment of any Seller has a pending or has, to the Sellers' Knowledge, any threatened claim against the Sellers. All of the Sellers' Employees are employed at will, meaning they can quit at any time or be terminated at any time. Each Seller is and has been in compliance with all Workers' Compensation Acts and black lung Laws.

         5.13 Health and Safety Requirements. Each Seller is in compliance with all applicable Health and Safety Requirements and no action, suit or proceeding, is currently pending against any of them alleging any failure to so comply.

         5.14 Restrictions on Business Activities. Except for this Agreement, there is no agreement, judgment, injunction, order or decree binding upon any Seller that has or would reasonably be expected to have the effect of prohibiting the conduct of the Business or would result in a Material Adverse Effect.

         5.15 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any Sellers.

         5.16 Absence of Certain Payments. During the five (5) year period prior to the date of this Agreement, to the Knowledge of each Seller, no Seller has (nor has any director, partner, officer, agent, or employee of any Seller) directly or indirectly (a) used any of such Seller's funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from such Seller's funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977 applicable to such Seller; (d) established or maintained any unlawful or unrecorded fund of such Seller's monies or other assets; (e) made any false or fictitious entry on the books or records of such Seller; or (f) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, to any Person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions for such Seller, or to pay for favorable treatment for business secured or for special concessions already obtained for such Seller.

         5.17 Insurance. Each Insurance Policy is set forth in SECTION 5.17 of the Disclosure Schedule.

         5.18 Undisclosed Liabilities. None of the Sellers has any Liability (and, to the Knowledge of the Sellers, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for
(i) Liabilities set forth in the Most Recent Financial Statements or in any notes thereto, (ii) Liabilities which have arisen after the respective balance sheet dates for the Sellers in the Most Recent Financial Statements in the Ordinary Course of Business, and (iii) any undisclosed Liabilities which do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate; provided, however, that this representation shall not be deemed to have been breached with respect to a matter specifically covered by another representation where such other representation was not breached.

         5.19 Parts, Fuel and Supplies Inventory. Sellers are not in possession of any inventory not owned by the Sellers. The quantities of each item of Parts, Fuel and Supplies Inventory are reasonable in the present circumstances of the Sellers.

                                   ARTICLE VI
                            COVENANTS OF THE PARTIES

         6.1 Operation in Ordinary Course. Except as provided in this Agreement, between the date of this Agreement and the earlier of the termination of this Agreement pursuant to ARTICLE XI and the Closing, the Sellers, in relation to the Assets, will: (i) carry on their business in the Ordinary Course of Business; (ii) use commercially reasonable efforts to preserve intact its current business organization, Mining Activities and Real Property until the Closing Date, and maintain the relations and good will with its suppliers, customers, landlords, creditors, agents, and other Persons having business relationships with each Seller; (iii) not enter into any contract or other obligation binding upon such Seller involving its Employees, or an expenditure, purchase, sale, cost or commitment (unless such contract is entered into the Ordinary Course of Business and cancelable in ninety or fewer days, involves less than Fifty Thousand Dollars ($50,000), or is for consumable purchases) without the prior written consent of the Buyer; (iv) report regularly to the Buyer concerning the status of the Business, Mining Activities and finances of the Sellers and (v) not take any of the actions described in SECTION 5.1 of this Agreement without the prior written consent of the Buyer.

         6.2 Compliance with Law. Between the date of this Agreement and the Closing, each Seller shall comply with all applicable Laws and all orders of any Governmental Authority.

         6.3 Cooperation. On the terms and subject to the conditions in this Agreement, each Seller agrees to use its commercially reasonable efforts to take, or cause to be taken, all action,

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

and to do, or cause to be done, all things necessary, proper and advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each Seller and the Buyer will execute any additional instruments reasonably necessary to consummate the transactions contemplated hereby. Each Seller shall make available to the Buyer, at reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers, all documents, maps and other Books and Records necessary to transfer all Permits to the Buyer in accordance with Law.

         6.4 Notices and Consents. Each Seller will use its commercially reasonable efforts to obtain consents of all Governmental Authorities and other third parties necessary to the consummation of the transactions contemplated by this Agreement. Each Seller, jointly and severally, shall have responsibility for providing any notices to third parties that may be required by the transactions contemplated by this Agreement and for obtaining, or causing to be obtained, at its sole cost and expense all required and necessary consents, including, without limitation, those consents listed in SECTION 3.2 of the Disclosure Schedule.

         6.5 Publicity. All general notices, releases, statements and communications to any Employees, suppliers, distributors and customers of any Seller, to the general public and to the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by each Seller and the Buyer; provided, however, that either party to this Agreement shall be entitled to make a public announcement of the foregoing if: (a) in the opinion of its legal counsel, such announcement is required to comply with Law or any listing agreement with any national securities exchange or inter-dealer quotation system; and (b) such disclosing party gives a reasonable period of notice and opportunity to comment to the other party to this Agreement of its intention to make such public announcement; provided that failure to comment by the close of business on the business day after receipt of such notice shall be deemed a waiver of the opportunity to comment and provided, further, that nothing in this SECTION 6.5 shall operate to prohibit a Seller or the Buyer from communicating with its employees after the Closing Date regarding their employment or the terms and conditions thereof, the operation of the Assets or matters necessarily related thereto.

         6.6      Permits; Replacement Bonds; Insurance and Guarantees; Other
Filings.

                  (a) At or prior to the Closing Date, the Buyer shall, at Buyer's expense: (i) cause to be secured, in accordance with Law, irrevocable commitments to issue replacement bonds and replacement sureties and guarantees or other financial security, if applicable, for all Permits sufficient to cause the applicable Governmental Authority to transfer the Permits to the Buyer in accordance with Law; and (ii) deliver copies of such documents to the Sellers.

                  (b) Promptly following the Closing Date through the application of commercially reasonable efforts, and in any event no later than 30 days after the Closing, the Buyer shall make all filings other than the Initial Filing with the appropriate Governmental Authorities necessary to transfer the Permits to the Buyer in accordance with Law and thereafter, as required by Law, shall post replacement bonds.

                  (c) Following the Closing Date, each Seller shall cause each Permit that is in its name to be retained in its name, until the applicable Governmental Authority transfers the Permits to the Buyer. The Buyer may rely on any related bonds held or guaranteed by the Sellers; provided that the Buyer reimburses the applicable Seller for bond premiums, security, OSM fees, amounts required to be paid to correct (and to pay fines or assessments with respect to) any violation occurring after the Closing Date and any direct out-of-pocket costs incurred by the applicable Seller in connection with the maintenance of such Permits or the related bonds following the Closing Date. The Buyer shall accomplish the transfer of the Permits as soon as possible after the Closing.

                  (d) To the extent allowed by and in accordance with applicable Law, Sellers shall grant the Buyer the right to conduct Mining Activities on the properties included in the Assets under each of the Permits; provided that if the appropriate Governmental Authority has not transferred any Permit by the first anniversary of the Closing Date, the Buyer will deposit in escrow cash or a letter of credit from a bank reasonably acceptable to the Sellers in an amount equal to the face amount of any related outstanding surety bonds until such Permit has been transferred.

                  (e) If a Seller receives a notice of violation under any of the Permits following the Closing Date but before the transfer of the Permit, that Seller will give the Buyer prompt notice thereof. If the Sellers reasonably determine that the Buyer will not cause such violation to be cured in a timely fashion, the Sellers shall have the right to cure, or cause to be cured, such violation itself and be reimbursed by the Buyer for curing such violation.

                  (f) At or prior to the Closing Date, the Buyer shall have: (i) for purposes other than the Permits, secured replacement bonds, replacement sureties, guarantees or other financial security, if applicable, sufficient to allow each Seller to be relieved or released as of the Closing Date from all financial commitments, guarantees, collateral agreements or similar undertakings listed in SECTION 6.6 of the Disclosure Schedule; (ii) obtained property and liability insurance customary for a Buyer that is engaged in the Business or a business similar to the Business to insure the Assets; and
(iii) delivered copies of such documents to the Sellers.

                  (g) On or prior to the Closing, the Buyer shall deliver to each Seller: (i) a Certificate of Good Standing for self-insured status or evidence of insurance coverage with respect to the Buyer's Liabilities for workers' compensation and federal black lung benefits that arise out of employment by the Buyer or any of its Affiliates of Employees on and after the Closing Date, to the extent and in the amounts provided in applicable Laws; and
(ii) certification
from the Department of Labor of approval of self-insured status in the event the Buyer is to be self-insured for federal black lung claim liability.

                  (h) After the Closing, each Seller shall maintain or cause to be maintained any existing workers' compensation insurance policies covering the current and former Employees of each Seller who are hired by the Buyer or one of the Buyer's Affiliates with respect to claims where the date of injury or the last injurious increment of exposure needed to give rise to the claim occurred before such Employees began working for the Buyer or one of the Buyer's Affiliates.

         6.7 Exclusivity. No Seller will, nor permit any of their officers, directors, employees or agents to, (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating directly or indirectly to the acquisition of the Assets, or any portion thereof, or the acquisition of stock or partnership interest of any Seller or any other business combination such as a merger, or consolidation; or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. Each Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

         6.8 Access. At or prior to the Closing Date, each Seller will permit the Buyer and its representatives to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of any Seller, to all premises, properties, personnel, books, records (including Tax Records), contracts, documents and any other Books and Records of or pertaining to each Seller, the Business and/or the Assets.

         6.9 Notice of Developments. Each party will give prompt written notice to the other party of any development causing a breach of any of its own representations and warranties in ARTICLES III, IV and V above. No disclosure by any party pursuant to this SECTION 6.9, however, shall be deemed to amend or supplement the Schedules to such representations and warranties or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

         6.10 Further Assurances. The parties shall cooperate in a commercially reasonable manner with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated.

         6.11     Cooperation on Financial Information.

                  (a) After the Closing Date, the Sellers will furnish, or cause to be furnished to the Buyer, its accountants and auditors, upon request of the Buyer and as promptly as practicable (with any related out-of-pocket costs being for the account of the Buyer), such information and assistance as is reasonably necessary for the Buyer to cause to be prepared, at Buyer's expense, audited combined balance sheets, statements of income, cash flow and stockholders' equity for the enterprise represented by the Assets [and the assets acquired pursuant to the S&M Purchase Agreement and the Mears Purchase Agreement] as of the Closing Date and for the period beginning on the day immediately following the last day of the Most Recent Fiscal Year End and ending on the Closing Date (the "Audited Closing Date Financial Statements") in conformity with GAAP and with Regulations S-K and S-X promulgated by the Securities and Exchange Commission (the "SEC"), applied on a consistent basis throughout the period covered thereby and in a manner consistent with the significant accounting policies as are disclosed in the footnotes to the Financial Statements.

                  (b) With respect to any registration statement or other filings with the SEC that the Buyer shall determine to make in the future, the Sellers shall use commercially reasonable efforts with the out-of-pocket costs for which being for the account of the Buyer to timely furnish, or cause to be timely furnished to the Buyer, its accountants and auditors, upon request of the Buyer, the following: (i) consents of the Sellers' independent public accountants with respect to the audited Financial Statements as required by SEC Regulation S-X, (ii) such information, assistance and cooperation (including information, assistance and cooperation from the Sellers' independent auditors) as is reasonably necessary for the Buyer to: (A) address and resolve any SEC comments related to the Financial Statements or the Audited Closing Date Financial Statements (including any required modification of such financial statements or footnotes thereto) and (B) prepare any MD&A Disclosure required in connection with a filing with the SEC and address and resolve any SEC comments related to such MD&A Disclosure (including any required modification to such MD&A Disclosure), (iii) such information, assistance and cooperation reasonably necessary for the Buyer to prepare any unaudited pro forma balance sheets or income statements required to be included in any such registration statement or other SEC filing and (iv) such information, assistance and cooperation reasonably necessary for the Buyer to accumulate five years of historical unaudited financial information of the enterprise represented by the Assets for inclusion in any such registration statement or other filing with the SEC.

                  (c) The Sellers shall reasonably cooperate with the Buyer, its accountants and auditors in the conduct of the actions described in the preceding paragraph and shall allow the Buyer, its accountants and auditors to have access at all reasonable times and upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Sellers, to all premises, properties, books, records, contracts, and documents of or pertaining to the Buyer's audit of the Audited Closing Date Financial Statements. In addition, the Sellers will provide access to the Sellers' employees, including, without limitation, making employees available to provide additional information and explanation of any materials reviewed by the Buyer, its accountants and auditors; provided, however, the Buyer's use of such employees shall not unreasonably interfere with such employee's duties to his or her employer.

                  (d) For avoidance of doubt, the Sellers' provision of assistance of its employees in accordance with this SECTION 6.11(d) shall not include any obligation to retain any of its existing employees; provided that the Sellers shall secure the services of such employees or contractors as are necessary to discharge the Sellers' obligations under this SECTION 6.11(d). Furthermore, it shall not include the obligation to make such other arrangements to secure the services of such employees that the Buyer deems are necessary to complete the preparation of the Financial Statements or the Audited Closing Date Financial Statements and the MD&A Disclosures.

         6.12 Payment of Liabilities. Between the date of this Agreement and the Closing, each Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

         7.1 Conditions Precedent to Each Party's Obligations. The respective obligations of the Sellers, on the one hand, and the Buyer, on the other hand, to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:

                  (a) no claim, legal action, suit, litigation, arbitration, dispute, investigation, proceeding or Decree shall have been commenced, threatened or entered by or before any Governmental Authority that remains in force and that (i) prohibits, seeks to prohibit or imposes or seeks damages in connection with, the consummation of the transactions contemplated by this Agreement; (ii) seeks or imposes relief that causes or would cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affects adversely the right of the Buyer to own the Assets and to operate the Business on or after the Closing Date;

                  (b) the Company, each Seller and the Buyer shall have executed and delivered to each other all such other documents or instruments necessary or appropriate to effect the transactions contemplated by this Agreement; and

                  (c) each Seller shall have obtained, or caused to have been obtained, the consents listed in SECTION 3.2 of the Disclosure Schedule and the Sellers shall have provided such payments as may be reasonably required to obtain all such consents. If Seller is unable to obtain the consents listed on
SECTION 3.2 of the Disclosure Schedule after having met its obligations under this SECTION 7.1(c) and under SECTIONS 3.2 and 6.4, Buyer's sole recourse will be termination of this Agreement pursuant to ARTICLE XI.

         7.2 Conditions Precedent to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions precedent:

                  (a) all of the representations and warranties of each Seller set forth in this Agreement or in any Exhibit, Schedule, or document delivered pursuant to this Agreement shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing, and the Buyer shall have received each Seller's Closing Certificate dated as of the Closing Date executed by each Seller to such effect;

                  (b) all of the covenants and obligations that each Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date shall have been duly performed and complied with, and the Buyer shall have received the Seller's Closing Certificate dated as of the Closing Date executed by each Seller to such effect;

                  (c) all proceedings and actions, corporate or other, to be taken by each Seller in connection with the transactions contemplated by this Agreement and all documents incident thereto, including all actions necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, shall have been taken, delivered to the Buyer, and shall be reasonably satisfactory in form and substance to the Buyer and the Buyer's counsel;

                  (d) each Seller shall have executed and delivered the (i) Bills of Sale; (ii) the Assignment and Assumption Agreements; (iii) the Deeds;
(iv) the Escrow Agreement; and (v) and all such other documents as may be necessary or required to convey the Assets to the Buyer;

                  (e) each Seller shall have entered into a Non-Competition Agreement, the form of which is attached to this Agreement as EXHIBIT D, it being acknowledge that each Seller shall be restricted for a period of two (2) years from after the Closing Date from (i) working for or owning, directly or indirectly, any business in competition with the Buyer; (ii) soliciting any of the Buyer's customers, suppliers or employees; or (iii) hiring any Employee of Buyer or convincing any Employee of the Buyer to leave the employ of the Buyer;

                  (f) each Seller shall have received all releases of all Encumbrances (except Permitted Encumbrances) on the Assets;

                  (g) the Buyer shall have received an opinion of counsel to the Sellers addressed to the Buyer substantially in the form of EXHIBIT E;

                  (h) the Buyer shall have received from DLR Mining, Inc. a certificate of good standing from the Pennsylvania Department of State, dated reasonably close to the Closing Date;

                  (i) the Buyer shall have received from DLR Mining, Inc. copies of its Articles of Incorporation certified by the Pennsylvania Department of State;

                  (j) the Buyer shall have received an incumbency certificate from DLR Mining, Inc. in a form and substance reasonably satisfactory to the Buyer;

                  (k) the Buyer shall have received from DLR Mining, Inc. a tax lien certificate from the Pennsylvania Department of Revenue, dated reasonably close to the Closing Date;

                  (l) each Seller shall have furnished to the Buyer a copy of the required pre-sale notice with proof of mailing to the Department of Revenue and the Pennsylvania Department of Labor;

                  (m) substantially all of the Sellers' Employees shall be available for hiring by the Buyer, in its sole discretion, on and as of the Closing Date;

                  (n) the completion of a Phase I environmental review at Buyer's expense, the results of which shall be satisfactory to the Buyer in its sole discretion;

                  (o) all other transactions contemplated by the Mears Purchase Agreement and the S&M Purchase Agreement shall have been consummated prior to or simultaneously with the transactions contemplated by this Agreement; and,

                  (p) between the date of this Agreement and the Closing Date, there shall not have been a change, event or occurrence that, individually, or together with any other change, event or occurrence, has had or would reasonably be expected to have a Material Adverse Effect; and,

                  (q) between the date of this Agreement and the Closing Date, Buyer has not discovered such defects in the title to the coal portion of the Real Property as to have a Material Adverse Effect.

         7.3 Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to consummate and cause the consummation of the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions precedent:

                  (a) all of the representations and warranties of the Buyer set forth in this Agreement or in any Exhibit, Schedule or document delivered pursuant to this Agreement shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing, and each Seller shall have received the Buyer Closing Certificate dated as of the Closing Date executed by the Buyer to such effect;

                  (b) all of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date shall have been duly performed and complied with, and each Seller shall have received the Buyer Closing Certificate executed by the Buyer to such effect;

                  (c) all proceedings and actions, corporate or other, to be taken by the Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, including all actions necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, shall have been taken and shall be reasonably satisfactory in form and substance to the Sellers' counsel;

                  (d) the Buyer shall have paid the cash portion of the Purchase Price by wire transfer to the Sellers of immediately available funds;

                  (e) the Buyer or subsidiaries of the Buyer shall have executed and delivered the Assignment and Assumption Agreements and such other documents as may be necessary for the Buyer to assume all of the Assumed Liabilities;

                  (f) the Sellers shall have received an opinion of counsel to the Buyer addressed to the Sellers substantially in the form of EXHIBIT F;

                  (g) the Buyer shall have delivered to the Sellers satisfactory evidence of compliance with SECTIONS 6.6(a), (G) and (H);

                  (h) the Buyer shall have deposited or caused to be deposited the Escrowed Amount with the Escrow Agent; and

                  (i) between the date of this Agreement and the Closing Date, there shall not have been a change, event or occurrence that, individually, or together with any other change, event or occurrence, has had or could reasonably be expected to have a Material Adverse Effect.

                                  ARTICLE VIII
                       REMEDIES FOR BREACHES OF AGREEMENT

         8.1 Survival of Representations, Warranties and Certain Covenants. All of the representations and warranties of each Seller contained in ARTICLES III and V shall survive the Closing under this Agreement for a period of three
(3) years after the Closing Date, except for (a) the representations and warranties in SECTIONS 5.11 and 5.12 which shall survive the Closing with respect to any given claim that would constitute a breach of such representation or warranty until the sixtieth (60th) day after the expiration of the statute of limitations (after giving effect to any extension thereof) applicable to the underlying matter giving rise to that claim, (b) the representations and warranties in SECTION 5.6 which shall survive the Closing for a period of seven (7) years and (c) the representations and warranties in SECTIONS 3.1, 3.2, 3.4, 3.5, 5.4(b) and 5.9 shall survive the Closing forever. The representations and warranties of the Buyer contained in
ARTICLE IV shall survive the Closing for a period of three (3) years after the Closing Date; provided that the representations and warranties in SECTIONS 4.1, 4.2, and 4.4 shall survive the Closing forever. Except as otherwise provided in this Agreement, the covenants contained in this Agreement to be performed before the Closing shall not survive the Closing and the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing indefinitely.

         8.2      Indemnification Provisions for Benefit of the Buyer.

                  (a) General Indemnity. Each Seller, jointly and severally, shall and will indemnify and hold harmless Buyer Indemnities from and against the entirety of any Adverse Consequences arising from, relating to or in connection with:

                           (i)      any breach of any representation made by any
Seller in this Agreement (so long as the applicable survival period set forth in SECTION 8.1 has not expired), the Disclosure Schedule, the supplements to the Disclosure Schedule, the Seller's Closing Certificate, any transfer instrument, and any other certificate, document, agreement, writing or instrument delivered by any Seller pursuant to this Agreement;

                           (ii)     any breach of any covenant or obligation of
any Seller in this Agreement (so long as the applicable survival period set forth in SECTION 8.1 has not expired), the Disclosure Schedule, the supplements to this Disclosure Schedule, the Seller's Closing Certificates, any transfer instrument, and any other certificate, document, agreement, writing or instrument delivered by any Seller pursuant to this Agreement;

                           (iii)    any Liability arising out of the ownership
or operation of the Assets and the Business prior to the Closing Date (other than the Assumed Liabilities);

                           (iv) any non-compliance with any bulk sales laws or
fraudulent transfer law in respect of the transactions contemplated by this Agreement;

                           (v) any matters involving fraud or willful
misconduct; or

                           (vi)     any Retained Liabilities.

                  (b) Written Claims. The Buyer may make a claim (not involving a Third Party Claim) in any amount to which they may be entitled under this Agreement by providing a written claim for indemnification against any Seller within any applicable survival period promptly after the Buyer has notice of any Adverse Consequence which may give rise to a claim for indemnification; provided, however, that no delay on the part of the Buyer in notifying Sellers shall relieve any Seller from any obligation hereunder unless (and then solely to the extent) such Seller is prejudiced by such delay.

         8.3      Indemnification Provisions for Benefit of the Sellers.

                  (a) General Indemnity. The Buyer shall and will indemnify and hold harmless Seller Indemnitees from and against the entirety of any Adverse Consequences arising from or relating to or in connection with:

                           (i)      any breach of any representations made by
the Buyer in this Agreement (so long as the applicable survival period set forth in SECTION 8.1 has not expired), the Disclosure Schedule, the supplements to the Disclosure Schedule, the Buyer Closing Certificate, any transfer, instrument, and any other certificate, document, agreement, writing or instrument delivered by the Buyer pursuant to this Agreement;

                           (ii) any breach of any covenant or obligation of the
Buyer in this Agreement (so long as the applicable survival period set forth in SECTION 8.1 has not expired), the Disclosure Schedule, the Buyer Closing Certificate, any transfer instrument, and any other certificate, document, agreement, writing or instrument delivered by the Buyer pursuant to this Agreement;

                           (iii) any matters involving fraud or willful
misconduct; or

                           (iv)     any Assumed Liabilities.

                  (b) Written Claims. The Sellers may make a claim (not involving a Third Party Claim) in any amount to which they may be entitled under this Agreement by providing a written claim for indemnification against the Buyer within any applicable survival period promptly after such Indemnified Party has notice of any Adverse Consequence which may give rise to a claim for indemnification; provided, however, that no delay on the part of the Sellers in notifying the Buyer shall relieve the Buyer from any obligation hereunder unless (and then solely to the extent) the Buyer is prejudiced by such delay.

         8.4 Matters Involving Third Parties. If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a right to claim for indemnification against any other party (the "Indemnifying Party") under SECTION 8.2 or SECTION 8.3, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing (the "Claim Notice"); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is adversely affected in its ability to defend against such Claim or is otherwise prejudiced thereby.

                  The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing (within twenty (20) days after the Indemnified Party has given the Claim Notice) that the Indemnifying Party will fulfill its indemnification obligations hereunder and provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with this SECTION 8.4, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, except in the cases involving only money damages which are not likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party.

                  In the event any of the conditions in this SECTION 8.4 is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim only with consent from the Indemnifying Party (not to be unreasonably withheld), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses if the Indemnified Party delivers an undertaking to repay if not ultimately entitled to indemnification), and (iii) the Indemnifying Parties will remain responsible, subject to the terms and limitations set forth in this ARTICLE VIII, for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Agreement.

         8.5 Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under ARTICLE IX, shall be treated as Purchase Price adjustments for Tax purposes.

         8.6 Subrogation and Insurance Proceeds. Upon making payment for an indemnification claim pursuant to this ARTICLE VIII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any other Person or the Escrow Amount or deposit with respect to the subject matter underlying such indemnification claim. If the Buyer, on the one hand, or any Seller, on the other hand, shall receive the benefit of insurance and indemnity proceeds in excess of the amount taken into consideration in the computation of Adverse Consequences, the recipient shall promptly remit such excess proceeds to the Sellers, in the case of proceeds received by the Buyer, or to the Buyer, as the case may be, in the case of proceeds received by the Sellers.

         8.7 Escrow Claims Not Exclusive. Neither the exercise of, nor the failure to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it.

         8.8 Determination of Amount of Adverse Consequences. Adverse Consequences shall include all Adverse Consequences suffered through and after the date of the claim for indemnification (including any Adverse Consequences suffered after the end of any applicable survival period.)

                                   ARTICLE IX
                               CERTAIN TAX MATTERS

         9.1 Property Taxes. Property Taxes of the Sellers with respect to the Assets (including, without limitation, property Taxes payable as a tenant or lessee under any lease) will be pro-rated as of the Closing Date and, notwithstanding any other provision of this Agreement, the economic burden of any such property Tax will be borne by (i) the Sellers for all Pre-Closing Periods and the portion of any Straddle Period through the Closing Date; and
(ii) by the Buyer for all Post-Closing Periods and the portion of any Straddle Period after the Closing Date. Accordingly, notwithstanding any other provision of this Agreement, (i) if Sellers pay such a property Tax with respect to a Post-Closing Period or the portion of Straddle Period after the Closing Date, Buyer will reimburse Sellers within 15 days after receiving from Sellers written demand for the amount of such property Tax, and (ii) if Buyer pays such a property Tax with respect to a Pre-Closing Period or the portion of a Straddle Period through the Closing Date, Sellers will reimburse Buyer within 15 days after receiving from Buyer written demand for the amount of such property Tax. For purposes of pro-rating property Taxes, the amount of any property Tax attributable to the portion of a Straddle Period through the Closing Date shall be deemed to be the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through the Closing Date and the denominator of which is the number of days in the entire Straddle Period. In determining the Straddle Period for property Taxes, the Tax period as reflected on the statement of Taxes due, property Tax bill, property "tax ticket," or any other request for payment from a Governmental Authority will determine the taxable period.

         9.2 Transfer Taxes. All transfer, recording and similar Taxes arising in connection with the transactions contemplated hereunder shall be borne equally by the Sellers (jointly and severally) and the Buyer up to $50,000 each. All of the Sellers' portion of the transfer, recording and similar taxes that exceed $50,000 shall be borne by Buyer. The Sellers and the Buyer shall cooperate to provide such documentation and take such other actions as may be necessary to minimize the amount of any such Taxes.

         9.3 Access for Tax Returns. Following the Closing Date, Buyer shall, at reasonable times, and in a manner so as not to interfere with normal business operations, allow each Seller (and if requested by any Seller, representatives of federal, state or local agencies) access to the Assets for purposes of reviewing information pertinent to any Tax Return filed by any Seller.

         9.4 Sales and Use Taxes. Buyer and Sellers intend that the transactions contemplated hereunder shall be exempt from sales and use taxes (except for registered and licensed vehicles) either as an isolated sale or under exemptions afforded the mining industry in Pennsylvania.

                                    ARTICLE X
                          COVENANTS REGARDING EMPLOYEES

         10.1     Employees.

                  (a) Subject to the requirements of applicable Laws, but no later than immediately prior to the Closing, each Seller will terminate its Employees with respect to the Assets. Some or all of Sellers' Employees who are terminated in accordance with the preceding sentence may, in Buyer's sole discretion, be offered employment by the Buyer or Affiliates of the Buyer on the Closing Date on terms and conditions of the Buyer's or said Affiliate's choosing; provided that the Buyer or said Affiliate shall not have any obligation to continue employing any such Employee for any length of time, or to offer employment to any such Employee on a basis other than an employee-at-will basis, meaning that the individual can quit or be terminated for any reason and at any time.

                  (b) From time to time after the Closing Date, the Sellers and the Buyer may require information with respect to current or former Employees. Without intending to limit the obligations of the parties in the exchange of information with respect to any other matter, each Seller and the Buyer agree to furnish such information to the other, if available, promptly after receipt of a written request therefor.

                                   ARTICLE XI
                                   TERMINATION

         11.1     Termination.

                  This Agreement may be terminated prior to the Closing Date only as follows:

                  (a)      by mutual written consent of Sellers and Buyer;

                  (b) by either the Sellers or the Buyer, if the Closing Date shall not have occurred prior to the close of business on December 12, 2003, or such later date as the parties may agree in writing (provided, that the right to terminate this Agreement under this SECTION

11.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause, in whole or in part, of, or has resulted in, the failure of the conditions in ARTICLE VII to be satisfied and the Closing Date to occur on or before such date);

                  (c) by the Sellers or the Buyer if a claim, legal action, suit, litigation, arbitration, dispute, investigation or proceeding, shall have been commenced or threatened by or before any Governmental Authority, or any order, Decree or injunction shall have been entered therein, that (i) prohibits, seeks to prohibit, or imposes or seeks substantial damages in connection with, the consummation of the transactions contemplated by this Agreement; (ii) seeks or imposes relief that causes or would cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affects adversely the right of Buyer to own the Assets or to operate the Business;

                  (d) by Buyer, if (i) the representations of each Seller contained in this Agreement are not true and correct in all respects as if made at and as of that time, except for failures to be true and correct that are capable of being and are cured within fifteen (15) days after written notice from Buyer to Sellers of such failure; or (ii) any Seller has failed to comply with its respective covenants, obligations or agreements under this Agreement, except for failures to comply that are capable of being and are cured within fifteen (15) days after written notice from the Buyer to the Sellers of such failure; or

                  (e) by Sellers, if (i) the representations of the Buyer contained in this Agreement are not true and correct in all respects as if made at and as of that time, except for failures to be true and correct that are capable of being and are cured within fifteen (15) days after written notice from the Sellers to the Buyer of such failure; or (ii) the Buyer has failed to comply with its covenants, obligations or agreements under this Agreement, except for failures to comply that are capable of being and are cured within fifteen (15) days after written notice from the Sellers to the Buyer of such failure.

         11.2     Effect of Termination.

                  Each party's right of termination under this ARTICLE XI is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to SECTION 11.1 hereof, all further obligations of the parties under or pursuant to this Agreement shall terminate without further Liability of either party to the other except for breaches of representations, warranties, or covenants or for fraud or willful misconduct. The Sellers and the Buyer hereby agree that the provisions of this SECTION 11.2 and of ARTICLE XII (except SECTION 12.15) shall survive any termination of this Agreement pursuant to the provisions of this ARTICLE XI.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 Entire Agreement. This Agreement, the documents referred to in this Agreement and to be delivered pursuant to this Agreement and any other agreement entered into contemporaneously with this Agreement between the Sellers and the Buyer constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement, and supersede all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement or therein.

         12.2 Amendment. This Agreement may be amended by an instrument in writing and signed on behalf of all of the parties to this Agreement at any time.

         12.3 Extension; Waiver. At any time prior to the Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document, certificate or writing delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing and signed on behalf of such party. The failure of any Party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

         12.4 Expenses. If the transactions contemplated by this Agreement are not consummated, each of the parties to this Agreement shall pay the fees and expenses of their respective counsel, investment bankers, financial advisors, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

         12.5 Bulk Sales Waiver. Except for the Sellers' requirement to provide the required pre-sale notice with proof of mailing to the Pennsylvania Department of Revenue and the Pennsylvania Department of Labor, the Buyer hereby waives compliance with all applicable bulk sales Laws.

         12.6 Governing Law. This Agreement shall be construed and interpreted according to the Laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law rules thereof.

         12.7 Assignment. This Agreement and each party's respective rights hereunder may not be assigned at any time except as expressly set forth in this Agreement without the prior written consent of the other party, provided that the Buyer may assign its rights, but not its obligations, under this Agreement to any Affiliate of the Buyer prior to, at or after the Closing Date without the consent of the Sellers and, further provided, that nothing in this Agreement shall prevent a successor-in-interest to either party from enforcing the provisions of this Agreement.

         12.8 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger, by overnight delivery service or by facsimile, or within five days of being mailed by registered or certified United States mail, postage prepaid, return receipt requested, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this SECTION 12.8:

                  If to the Sellers or the Seller Representative:

                           DLR Coal Co.
                           DLR Mining, Inc.
                           P.O. Box 157
                           Clymer, PA 15728-0157
                           Attention: Kerry Mears, Seller Representative
                           Telephone: (724) 254-9898
                           Facsimile: (724) 254-1399

                  With copies to:

                           Holsinger, Clark & Armstrong
                           832 Philadelphia Street
                           Indiana, PA 15701
                           Attention: Edwin M. Clark, Jr., Esquire
                           Telephone: (724) 463-8791
                           Facsimile: (724) 463-1921

                  If to the Buyer:

                           AMFIRE Mining Company, LLC
                           One Energy Place
                           Suite 2800
                           Latrobe, PA 15650
                           Attention: Peter V. Merritts
                           Telephone: (724) 532-4811
                           Facsimile: (724) 537-5840

                  With copies to:

                           Alpha Natural Resources, LLC
                           406 West Main Street
                           Abingdon, VA 24210
                           Attention: General Counsel
                           Telephone: (276) 619-4410
                           Facsimile: (276) 628-3116

         12.9 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

         12.10 Interpretation; Construction. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. This Agreement has been fully negotiated by the parties to this Agreement and shall not be construed by any Governmental Authority against either party as the drafting party. Numerical or alphabetic references to Recitals, Articles, Sections, paragraphs, Schedules, exhibits and appendices in this Agreement are to Recitals, Articles, Sections, paragraphs, Schedules, exhibits, Appendices of this Agreement. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense.

         12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         12.12 No Reliance or Third Party Beneficiaries. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement and the Sellers and the Buyer assume no Liability to any third party because of any reliance on the representations, warranties and agreements of the Sellers and the Buyer contained in this Agreement. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         12.13 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, excluding any dispute or disagreement for which a dispute resolution process is provided elsewhere in this Agreement (a "Dispute"), shall be decided by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The Sellers and the Buyer shall jointly select one arbitrator. If the two parties shall fail to select an arbitrator within fourteen calendar days after arbitration is requested, then such arbitrator shall be selected by the American Arbitration Association or any successor thereto upon application of either party. No Dispute shall be consolidated in any arbitration with any dispute, claim or controversy of any other party. The arbitration shall be conducted in Pittsburgh, Pennsylvania and any court having jurisdiction thereof may immediately issue judgment on the arbitration award. The parties agree that the arbitration provided for in this SECTION 12.13 shall be the exclusive means to resolve all Disputes.

         12.14 Attorneys' Fees. In the event of any action or suit based upon or arising out of any alleged breach by any party of any representation, warranty, covenant or agreement contained in this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

         12.15 Right to Specific Performance. Each of the Buyer and the Sellers acknowledges that the unique nature of the Assets to be acquired by the Buyer pursuant to this Agreement renders money damages an inadequate remedy for a breach by either party of its obligations under this Agreement, and each of the Buyer and the Sellers agree that in the event of such breach, the Buyer or the Sellers, as the case may be, will upon proper action instituted by it, be entitled to a decree of specific performance of this Agreement in addition to any other remedies at law or in equity including, without limitation, money damages that may be sought.

         12.16 Further Actions. The Parties will execute and deliver, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each Party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

         12.17 Time. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

         12.18 Certain Damages. Each party hereby waives any right to assert punitive, lost profits, exemplary, special or consequential damages against any other party in connection with the transactions contemplated in this Agreement (except to the extent any such remedies are included in the Third Party Claim by a non-Affiliate of the Indemnified Party, for which such Indemnified Party is otherwise entitled to indemnification under this Agreement).

         12.19 Seller Representative. By the execution and delivery of this Agreement, each Seller hereby constitutes and appoints the Seller Representative as the true and lawful agent and attorney-in-fact of each Seller with full power of substitution to act in the name, place and stead of each Seller and to act on behalf of each Seller in any litigation or arbitration involving this Agreement, do or refrain from doing all such further acts and things, and execute all such documents as the Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement including, without limitation, the power:

                  (a) to act for each Seller with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of each Seller and to transact matters of litigation;

                  (b) to execute and deliver all waivers under and amendments to this Agreement, ancillary agreements, certificates and documents that the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

                  (c)      to receive funds and make payments of funds;

                  (d) to do or refrain from doing any further act or deed on behalf of each Seller that the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as each Seller could do if personally present.

         The Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative in all matters referred to herein. All notices required to be made or delivered by the Buyer to each Seller shall be made to the Seller Representative for the benefit of each Seller and shall discharge in full all notice requirements of the Buyer to each Seller with respect thereto.

           [REST OF PAGE LEFT INTENTIONALLY BLANK FOR SIGNATURE PAGE]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                            THE BUYER:

                                            AMFIRE MINING COMPANY, LLC

                                            By: /s/ Peter V. Merritts

                                            Name: Peter V. Merritts

                                            Title: President

                                            THE SELLERS:

                                            DLR COAL CO., A GENERAL PARTNERSHIP

                                            /s/ Donald Kaskan,
                                            an individual and general partner

                                            Print Name: Donald Kaskan

                                            /s/ Raymond Kaplan,
                                            an individual and general partner

                                            Print Name: Raymond A. Kaplon

                                            /s/ Leonard Kaplon,
                                            an individual and general partner

                                            Print Name: Leonard Kaplon

                                            /s/ Kerry L. Mears,
                                            an individual and general partner

                                            Print Name: Kerry L. Mears

                                            /s/ Robert P. Neese,
                                            an individual and general partner

                                            Print Name: Robert P. Neese

                                            /s/ Clair Ruffner, III,
                                            an individual and general partner

                                            Print Name: Clair Ruffner, III

                                            /s/ James C. Mears,
                                            an individual and general partner

                                            Print Name: James C. Mears

                                            /s/ Ronald J. Mears,
                                            an individual and general partner

                                            Print Name: Ronald J. Mears

                                            DLR MINING, INC.

                                            By: /s/ Donald Kaskan

                                            Name: Donald Kaskan

                                            Title: President

                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

         THIS FIRST AMENDMENT ("First Amendment") to the ASSET PURCHASE AGREEMENT dated October 29, 2003, is made and entered into as of November 17, 2003 (the "Agreement"), by and among DLR Coal Co. ("DLR Coal"), a Pennsylvania general partnership and DLR Mining, Inc., a Pennsylvania corporation ("DLR Mining") (DLR Coal and DLR Mining being individually, collectively and jointly and severally referred to as the "Sellers"); and AMFIRE Mining Company, LLC, a Delaware limited liability company (the "Buyer"). Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

         WHEREAS, the Sellers and Buyer desire to amend the Agreement as herein set forth.

         NOW THEREFORE, in consideration of the mutual promises and agreement set forth herein, and intending to be legally bound hereby, Sellers and Buyer agree as follows:

1.       Amendments.

         1.1 Employees. Section 10.1 of the Agreement is revised by adding the following new paragraph:

         (c) Notwithstanding anything in this Agreement to the contrary, Seller shall provide and pay for health benefits coverage for the employees it terminates in accordance with subsection (a), above, for the month of November 2003. In addition, Seller shall offer COBRA continuation coverage benefits to all of the employees it terminates in accordance with subsection
    (1), above; however, Buyer shall pay the cost for any such COBRA continuation coverage that is elected by the employees it hires for the month of December 2003.

         1.2 Closing. Section 2.13 of the Agreement is deleted and replaced with the following:

         2.13 Closing. The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices at Buyer's counsel in Pittsburgh, Pennsylvania, commencing at 10:00 A.M. EST on November 17, 2003, effective as of 12:01 A.M. EST, or if all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby have not been satisfied in full or waived by such date, on such mutually agreeable later date as soon as practicable (but in no event more than three (3) Business
    Days) after the first date on which the conditions to the obligations of the parties to consummate the transactions contemplated hereby have been satisfied or waived.

         1.3 Change to Definitions. Section 1.1 of the Agreement is amended by deleting the definition "Initial Filing".

         1.4 Permits; Replacement Bonds; Insurance and Guarantees; Other Filings. Section 6.6 (a) of the Agreement is deleted and replaced with the following:

         (a) At or within thirty (30) days after the Closing Date, the Buyer shall, at Buyer's expense: (i) cause to be secured, in accordance with Law, replacement bonds and replacement sureties and guarantees or other financial security, if applicable, for all Permits; and (ii) deliver copies of such documents to the Sellers.

         and by removing the words "other than the Initial Filing" from paragraph (b).

         1.6 Amendments of Sellers Disclosure Schedules. Sections 2.1 (d), 3.2 and 5.3 (a)(ii) of the Sellers Disclosure Schedules which are attached to the Agreement are deleted and replaced with the contents of Annex A to this First Amendment.

2. Headings. The headings used for the sections herein are for convenience and reference purposes only and shall in no way affect the meaning or interpretation of the provisions of this First Amendment.

3. Counterparts. This Amendment may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument.

4. Effect of Amendment. Except as amended by this First Amendment, the Agreement shall remain in full force and effect.

                                                     THE BUYER:

                                            AMFIRE MINING COMPANY, LLC

                                            By: /s/ Peter V. Merritts
                                            Name: Peter V. Merritts
                                            Title: President

                                            THE SELLERS:

                                            DLR COAL CO., A GENERAL PARTNERSHIP

                                            /s/ Donald Kaskan,
                                            an individual and general partner

                                            Print Name: Donald Kaskan

                                            /s/ Raymond Kaplon
                                            an individual and general partner

                                            Print Name: Raymond Kaplon

                                            /s/ Leonard Kaplon,
                                            an individual and general partner

                                            Print Name: Leonard Kaplon

                                            /s/ Kerry Mears,
                                            an individual and general partner

                                            Print Name: Kerry Mears

                                            /s/ Ronald J. Mears,
                                            an individual and general partner

                                            Print Name: Ronald J. Mears

                                            /s/ James C. Mears,
                                            an individual and general partner

                                            Print Name: James C. Mears

                                            /s/ Robert P. Neese,
                                            an individual and general partner

                                            Print Name: Robert P. Neese

                                            /s/ Clair Ruffner, III,
                                            an individual and general partner

                                            Print Name: Clair Ruffner, III

                                            DLR MINING, INC.

                                            By: /s/ Donald Kaskan
                                            Name: Donald Kaskan
                                            Title: President